Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

SOLURIS INC.

SEQUOIA ACQUISITION CORP.,

NANOMETRICS INCORPORATED,

THE STOCKHOLDERS PARTY HERETO,

AND WITH RESPECT TO CERTAIN PORTIONS ONLY

ALAIN G. BOJARSKI,

AS REPRESENTATIVE OF THE SECURITY HOLDERS OF SOLURIS INC.

AND

U.S. BANK NATIONAL ASSOCIATION,

AS ESCROW AGENT

Dated as of MARCH 15, 2006

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TABLE OF CONTENTS

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TABLE OF CONTENTS

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INDEX OF EXHIBITS AND SCHEDULES

Exhibit	Description

Exhibit A	Form of Release and Non-Competition Agreement

Exhibit B	Form of Articles of Merger

Exhibit C	Form of Legal Opinion of Counsel of the Company

Exhibit D	Form of Option Holder Election

Exhibit E	Form of Irrevocable Written Consent of Stockholders

Schedules	Description

5.15	Company Holders Spreadsheet

5.17	Parties to Release and Non-Competition Agreements

6.2(d)	Required Closing Consents

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EXECUTION COPY

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) is made and entered into as of March 15, 2006 by and among Nanometrics Incorporated, a California corporation (“Parent”), Sequoia Acquisition Corp., a Massachusetts corporation and a wholly owned subsidiary of Parent (“Merger Sub”), Soluris Inc., a Massachusetts corporation (the “Company”), each of the Stockholders of Sequoia whose names appear on the signature pages hereto (the “Stockholders”), with respect to 1.6(c), Article VII and Article IX hereof only, Alain G. Bojarski as representative of the Company Holders (as defined in Section 1.6) (the “Representative”), and U.S. Bank National Association, as escrow agent (the “Escrow Agent”).

RECITALS

A. The Boards of Directors of each of Parent, Merger Sub and the Company believe it is advisable and in the best interests of each company and its respective stockholders that Parent acquire the Company through the statutory merger of Merger Sub with and into the Company (the “Merger”) and, in furtherance thereof, have approved the Merger.

B. Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding capital stock of the Company shall be converted into the right to receive the consideration set forth herein.

C. A portion of the consideration otherwise payable by Parent in connection with the Merger shall be placed in escrow by Parent as security for the indemnification obligations set forth in this Agreement.

D. The Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and other agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

E. Concurrent with the execution and delivery of this Agreement, as a material inducement to Parent and Merger Sub to enter into this Agreement, certain officers and other employees of the Company are entering into Release and Non-Competition Agreements, each in substantially the form attached hereto as Exhibit A (the “Release and Non-Competition Agreements”).

F. Concurrent with the execution and delivery of this Agreement, as a material inducement to Parent and Merger Sub to enter into this Agreement, the holders of all outstanding unexercised Company Options (as such term is defined in Section 1.6) are entering into Option Holder Elections, each in substantially the form attached hereto as Exhibit D (the “Option Holder Elections”) and all holders of Company Warrants (as such term is defined in Section 1.6) are entering into similar agreements.

G. Immediately following the execution and delivery of this Agreement, in satisfaction of one of the conditions to consummation of the transactions contemplated by this Agreement, each of the Stockholders will deliver to the Company an executed joint irrevocable written consent, in the form attached hereto as Exhibit E, irrevocably approving this Agreement and the appointment of Alain G. Bojarski as the Representative.

AGREEMENT

In consideration of the mutual agreements, covenants, promises and other representations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. At the Effective Time (as defined in Section 1.2 hereof) and subject to and upon the terms and conditions of this Agreement and in accordance with the Massachusetts Business Corporation Act (“Massachusetts Law”), Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease, and the Company shall continue as the surviving corporation and as a wholly owned subsidiary of Parent. The surviving corporation after the Merger is sometimes referred to hereinafter as the “Surviving Corporation.”

1.2 Effective Time; Closing. Unless this Agreement is earlier terminated pursuant to Section 8.1 hereof, the closing of the Merger (the “Closing”) will take place as promptly as practicable after the execution and delivery hereof by the parties hereto, and following satisfaction or waiver of the conditions set forth in Article VI hereof, at the offices of Wilson Sonsini Goodrich & Rosati, Professional Corporation, 12 East 49th Street, 30th Floor, New York, New York 10017, at 10:00 a.m. local time, unless another time or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” Subject to the provisions of this Agreement, on the Closing Date, the parties hereto shall cause the Merger to be consummated by filing articles of merger in the form attached hereto as Exhibit B (the “Articles of Merger”) executed in accordance with the relevant provisions of Massachusetts Law and shall make all other filings or recordings required under Massachusetts Law. The Merger shall become effective at such time as the Articles of Merger are duly filed with the Secretary of the Commonwealth of Massachusetts, or at such other time as Parent and the Company shall agree should be specified in the Articles of Merger (the time the Merger becomes effective being the “Effective Time”).

1.3 Effect of the Merger. The Merger shall have the effects set forth in Section 11.07 of Massachusetts Law.

1.4 Articles of Organization and Bylaws.

(a) Unless otherwise determined by Parent prior to the Effective Time, the articles of organization of the Surviving Corporation shall be amended and restated as of the Effective Time to be identical to the articles of organization of Merger Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Massachusetts Law and as provided in such articles of organization.

(b) Unless otherwise determined by Parent prior to the Effective Time, the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation at the Effective Time until thereafter amended in accordance with Massachusetts Law and as provided in the articles of organization of the Surviving Corporation and such bylaws.

1.5 Directors and Officers.

(a) Directors of Company. Unless otherwise determined by Parent prior to the Effective Time, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately after the Effective Time, each to hold the office of a director of the Surviving Corporation in accordance with the provisions of Massachusetts Law and the articles of organization and bylaws of the Surviving Corporation until their successors are duly elected and qualified.

(b) Officers of Company. Unless otherwise determined by Parent prior to the Effective Time, the officers of Merger Sub immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately after the Effective Time, each to hold office in accordance with the provisions of the bylaws of the Surviving Corporation.

1.6 Effect of Merger on the Capital Stock of the Constituent Corporations.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

(i) “Aggregate Merger Consideration” shall mean $7,000,000, subject to adjustment pursuant to Section 1.6(c) minus the amount of the Company Third Party Expenses as reflected on the Statement of Expenses.

(ii) “Business Day” shall mean each day that is not a Saturday, Sunday or holiday on which banking institutions located in Boston, Massachusetts are authorized or obligated by law or executive order to close.

(iii) “Company Capital Stock” shall mean the Company Common Stock and any other shares of capital stock, if any, of the Company, taken together.

(iv) “Company Common Stock” shall mean shares of common stock, $0.01 per share par value per share, of the Company.

(v) “Company Common Stockholder” shall mean a holder of Company Common Stock, each of whom is listed on Section 2.2(a) of the Company Disclosure Schedule.

(vi) “Company Holders” shall mean the holders of Company Capital Stock, Company Options and Company Warrants.

(vii) “Company Material Adverse Effect” shall mean any change, event or effect that is materially adverse to (i) the business, assets (whether tangible or intangible), revenues, condition (financial or otherwise), operations, performance, liabilities, capitalization or prospects of the Company and the Subsidiaries (as defined in Section 2.3), taken as a whole or (ii) the Company’s ability to timely consummate the transactions contemplated by this Agreement and the Related Agreements; provided, however, that changes, events or effects resulting from (a) circumstances that affect the industries in which the Company and the Subsidiaries operate generally, (b) changes in generally accepted accounting principles, (c) changes in law, (d) changes in the United States or foreign economies or securities or financial markets in general, which changes, events or effects in the case of each of (a), (b), (c) and (d) do not affect the Company disproportionately, (e) the effect of any action taken by Parent or its affiliates (provided such action was without the participation or consent of the Company) with respect to the transactions contemplated hereby or with respect to the Company or its Subsidiaries, and (f) any effect resulting from the public announcement of this Agreement or compliance with the terms of this Agreement shall not, by themselves, be deemed to constitute a Company Material Adverse Effect.

(viii) “Company Options” shall mean all issued and outstanding options to purchase or otherwise acquire Company Common Stock (whether or not vested) held by any person or entity.

(ix) “Company Third Party Expenses” shall have the meaning ascribed to such term in Section 5.4.

(x) “Company Warrants” shall mean all issued and outstanding warrants to purchase or otherwise acquire Company Common Stock (whether or not vested) held by any person or entity.

(xi) “Escrow Agent” shall mean U.S. Bank National Association, or another institution acceptable to Parent and the Representative.

(xii) “Escrow Amount” shall mean $700,000.

(xiii) “GAAP” shall mean United States generally accepted accounting principles consistently applied.

(xiv) “Knowledge” or “Known” shall mean the actual knowledge of an officer or director of the Company; provided, however, that such person shall have made reasonable inquiry of those employees of the Company and its Subsidiaries whom such officer or director reasonably believes would have actual knowledge of the matters represented.

(xv) “Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort.

(xvi) “Parent Material Adverse Effect” shall mean any change, event or effect that would, or would reasonably be likely to materially impair, materially delay or prevent Parent or Merger Sub from consummating the Merger.

(xvii) “Person” shall mean an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company or other legal entity.

(xviii) “Plan” shall mean the Company’s Stock Option and Restricted Stock Plan.

(xix) “Pro Rata Portion” shall mean, with respect to each Company Holder, an amount equal to the quotient obtained by dividing (x) the amount of cash payable pursuant to Section 1.8 in respect of the shares of Company Capital Stock, Company Options or Company Warrants owned by such Company Holder as of the Effective Time (prior to deduction for any amounts due to the Company upon exercise of such securities) by (y) the Aggregate Merger Consideration, as specifically provided on Schedule 5.15, a copy of which has been delivered to the Escrow Agent.

(xx) “Related Agreements” shall mean the Release and Non-Competition Agreements and the Articles of Merger.

(xxi) “Statement of Expenses” shall have the meaning ascribed to such term in Section 5.4.

(xxii) “Total Outstanding Shares” shall mean the aggregate number of shares of Company Capital Stock (including Company Options, Company Warrants and any other rights whether vested or unvested convertible into, exercisable for or exchangeable for, shares of Company Capital Stock on an as-converted, exercised or exchanged to Company Capital Stock basis) issued and outstanding immediately prior to the Effective Time.

(b) Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Merger Sub, the Company or the holders of shares of the Company Capital Stock, each issued and outstanding share of Company Capital Stock immediately prior to the Effective Time (other than Dissenting Shares (as defined in Section 1.7(a) hereof)), upon the terms and subject to the conditions set forth in this Section 1.6 and throughout this Agreement, will be cancelled and extinguished and be converted automatically into the right to receive, upon surrender of the certificate representing such shares of Company Capital Stock in the manner provided in Section 1.8 hereof, an amount of cash (without interest) equal to the quotient obtained by dividing the Aggregate Merger Consideration by the Total Outstanding Shares (the “Per Share Merger Consideration”). By virtue of this Agreement or as contemplated by Recital F and as security for the indemnity obligations provided for in Section 7.2 hereof, at the Effective Time the Escrow Amount will be deposited with the Escrow Agent without any act of the Company Holders. The Escrow Amount shall be available to compensate the Indemnified Parties (as defined in Section 7.2) for any claims by such parties for indemnification as provided in Article VII.

(c) Merger Consideration Adjustment.

(i) As soon as practicable prior to the Closing Date, the Company shall cause to be prepared and delivered to Parent a good faith estimate (the “Closing Date Accounts Payable Balance and Indebtedness Estimate”), as of the Closing Date, of the aggregate amount due from the Company, calculated in accordance with GAAP, in respect of the Company’s trade payables incurred in the ordinary course of business consistent with past practices (the “Accounts Payable Balance”) and the aggregate amount of any other Indebtedness. For avoidance of doubt, the Accounts Payable Balance shall not include any Indebtedness. For purposes of this Agreement, “Indebtedness” shall mean, without duplication, other than the Accounts Payable Balance, (a) all obligations of the Company and the Subsidiaries for borrowed money or with respect to deposits or advances of any kind (other than deposits or advances in respect of deferred revenue), (b) all obligations of the Company and the Subsidiaries evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of the Company and the Subsidiaries upon which interest is customarily paid, (d) all obligations of the Company and the Subsidiaries for purchase money financing, including obligations under conditional sale or other title retention agreements or issued or assumed in respect of deferred purchase price, relating to assets purchased by the Company and the Subsidiaries, (e) all intercompany debt of the Company and the Subsidiaries (f) all guarantees by the Company and the Subsidiaries of any obligation of the type described in clauses (a) through (e) above of any other person, (g) all capital lease obligations of the Company and the Subsidiaries, (h) all interest rate protection, foreign currency exchange or other interest or exchange rate hedging agreements and (i) all obligations of the Company and the Subsidiaries as an account party in respect of letters of credit and bankers’ acceptances, in the case of each clause above, as of such date. The Indebtedness of the Company and the Subsidiaries includes the Indebtedness of any other person (including any partnership in which the Company or any of the Subsidiaries is a general partner) to the extent that the Company is liable therefor under applicable law as a result of equity interests held by the Company in such other person (except to the extent that the terms of such Indebtedness provide that the Company is not liable therefor).

(ii) If (A) the Accounts Payable Balance as estimated pursuant to clause (i) of this Section 1.6(c) and reflected on the Closing Date Accounts Payable Balance and Indebtedness Estimate is greater than $600,000 or (B) the Indebtedness as estimated pursuant to clause (i) of this Section 1.6(c) and reflected on the Closing Date Accounts Payable Balance and Indebtedness Estimate is greater than $0.00, the Aggregate Merger Consideration shall be reduced by both (1) the amount of such excess, if any, in clause (A) and (2) the amount of such excess, if any, in clause (B), and, for the avoidance of doubt, for purposes of Section 1.6(b) and Section 1.8, the Per Share Merger Consideration shall be calculated after such reduction or reductions.

(iii) Within ninety (90) days after the Closing Date, Parent shall cause to be prepared and delivered to the Representative, for and on behalf of the Company Holders, (i) a final statement of the Accounts Payable Balance and Indebtedness as of the close of business on the Closing Date (the “Final Adjustment Statement”), prepared in accordance with GAAP and setting forth in reasonable detail the calculations thereof.

(iv) The Final Adjustment Statement shall be subject to review by the Representative, which review shall be completed by the Notice of Disagreement Deadline (as defined below). If the Representative in good faith disagrees with the Final Adjustment Statement then the Representative shall notify Parent in writing (the “Notice of Disagreement”) of such disagreement within thirty (30) days after delivery of the Final Adjustment Statement to the Representative (the “Notice of Disagreement Deadline”). The Notice of Disagreement shall set forth in reasonable detail the specific items and/or amounts that the Representative disagrees with, and the basis for the disagreement. Any failure to deliver a valid Notice of Disagreement on or prior to the Notice of Disagreement Deadline shall constitute the Representative’s approval of the Final Adjustment Statement and shall be binding on the Company Holders. The Notice of Disagreement shall not be subject to any further amendment or revision after the Notice of Disagreement Deadline. In addition, in the event that the Representative delivers a valid Notice of Disagreement pursuant to this Section 1.6(c), Parent shall be entitled, not later than ten (10) days following the receipt of the Notice of Disagreement, to provide a statement setting forth the basis of Parent’s disagreement with either the items in dispute or the basis for such dispute set forth in the Notice of Disagreement (the “Response Notice”). Thereafter, Parent and the Representative shall attempt in good faith to resolve and finally determine the Final Adjustment Statement. If Parent, on the one hand, and the Representative, on the other hand, are unable to resolve the disagreement within twenty (20) days after delivery of the Response Notice, then Parent and the Representative shall select a mutually acceptable, nationally recognized independent accounting firm (such accounting firm being hereinafter referred to as the “Independent Accountant”) to resolve the disputed items and make a determination with respect thereto. Such determination will be made, and written notice thereof given to Parent and the Representative within thirty (30) days after such selection or as soon as such Independent Accountant can practically make its determination. The determination by the Independent Accountant shall be final, binding and conclusive upon the parties hereto. The scope of such firm’s engagement (which shall not be an audit) shall be limited to the resolution of the items contained in the Notice of Disagreement, the Response Notice (if any) and the recalculation, if any, of the Final Adjustment Statement in accordance with GAAP in light of such resolution. The Independent Accountants shall not consider any other submissions and may not receive or take any testimony (oral or otherwise) on any such disagreements but may make such inquiries of the parties as it deems necessary. The fees, costs and expenses of Parent in connection with the preparation of the Final Adjustment Statement shall be borne by Parent. Any fees, costs and expenses of the Representative in connection with the preparation of the Final Adjustment Statement shall be advanced by Parent, up to $20,000, and shall be borne by the Company Holders based on their Pro Rata Portion (the “Final Adjustment Expenses”). The fees, costs and expenses of the Independent Accountant, if any, selected in accordance with this Section 1.6(c) shall be shared equally by Parent, on the one hand, and the Company Holders, on the other hand, based on their Pro Rata Portion (the Company Holders’ portion of such Independent Accountant expenses together with the Final Adjustment Expenses are hereafter referred to as the “Company Holder Accounting Expenses”).

(v) If (A) there was an adjustment to the Aggregate Merger Consideration made pursuant to Section 1.6(c)(ii) because the Accounts Payable Balance reflected on the Closing Date Accounts Payable Balance and Indebtedness Estimate exceeded $600,000, and (B) the Accounts Payable Balance as finally determined pursuant to this Section 1.6(c) and reflected on the

Final Adjustment Statement is greater than the Accounts Payable Balance set forth on the Closing Date Accounts Payable Balance and Indebtedness Estimate, then the amount of such excess shall be released to Parent from the Escrow Fund within ten (10) days of such determination; provided, however, that if the Escrow Fund has been exhausted, the Company Holders shall be obligated to pay Parent their Pro Rata Portion of such excess within such ten (10) day period.

(vi) If (A) there was an adjustment to the Aggregate Merger Consideration made pursuant to Section 1.6(c)(ii) because the Accounts Payable Balance reflected on the Closing Date Accounts Payable Balance and Indebtedness Estimate exceeded $600,000, and (B) the Accounts Payable Balance as finally determined pursuant to this Section 1.6(c) and reflected on the Final Adjustment Statement is less than the Accounts Payable Balance set forth on the Closing Date Accounts Payable Balance and Indebtedness Estimate, then, Parent shall pay to the Company Holders, within ten (10) days of such determination, their Pro Rata Portion of the lesser of (1) the Accounts Payable Balance reflected on the Closing Date Accounts Payable Balance and Indebtedness Estimate, minus the Accounts Payable Balance Reflected on the Final Adjustment Statement and (2) the Accounts Payable Balance reflected on the Closing Date Accounts Payable Balance and Indebtedness Estimate, minus $600,000.

(vii) If (A) no adjustment to the Aggregate Merger Consideration was made pursuant to Section 1.6(c)(ii) because the Accounts Payable Balance reflected on the Closing Date Accounts Payable Balance and Indebtedness Estimate was $600,000 or less and (B) the Accounts Payable Balance as finally determined pursuant to this Section 1.6(c) and reflected on the Final Adjustment Statement exceeds $600,000, then the amount of such excess shall be released to Parent from the Escrow Fund within ten (10) days of such determination; provided, however, that if the Escrow Fund has been exhausted, the Company Holders shall be obligated to pay Parent their Pro Rata Portion of such excess within such ten (10) day period. The amount of any excess required to be released or paid to Parent pursuant to Section 1.6(c)(v) or this Section 1.6(c)(vii) shall be referred to as the “Accounts Payable Balance Excess”).

(viii) If the Indebtedness as finally determined pursuant to this Section 1.6(c) and reflected on the Final Adjustment Statement is greater than the Indebtedness set forth on the Closing Date Accounts Payable Balance and Indebtedness Estimate, the amount of such excess shall be released to Parent from the Escrow Fund within ten (10) days of such determination; provided, however, that if the Escrow Fund has been exhausted, the Company Holders shall be obligated to pay Parent their Pro Rata Portion of such excess within such ten (10) day period. The amount of any excess required to be released or paid to Parent pursuant to this Section 1.6(c)(viii) shall be referred to as the “Excess Indebtedness”. The Accounts Payable Balance Excess and the Excess Indebtedness, if any shall not be limited by or count towards the maximum amount of indemnification provided in Section 7.5.

(ix) If the Indebtedness as finally determined pursuant to this Section 1.6(c) and reflected on the Final Adjustment Statement is less than the Indebtedness set forth on the Closing Date Accounts Payable Balance and Indebtedness Estimate, then Parent shall pay each of the Company Holders its Pro Rata Portion of the amount of such difference within ten (10) days of such determination.

(d) Treatment of Company Options and Company Warrants.

(i) Prior to the Effective Time, the Company shall take all actions necessary to (a) accelerate any portion of the Company Options and the Company Warrants that will not be fully vested as of the Effective Time, and (b) provide for the “cash-out” and cancellation, effective as of the Effective Time, of all outstanding Company Options and Company Warrants, without any consideration therefor except as otherwise provided in this Section 1.6(d). Each Company Option and Company Warrant, to the extent unexercised as of the Effective Time, shall thereafter no longer be exerciseable but shall entitle the holder thereof, in cancellation and settlement therefor, to a payment in cash (without interest), in the manner provided in Section 1.8, equal to the product obtained by multiplying (i) the excess, if any, of (x) the Per Share Merger Consideration over (y) the exercise price per share of Company Common Stock subject to such Company Option or Company Warrant, by (ii) the total number of shares of Company Common Stock subject to such Company Option or Company Warrant immediately prior to its cancellation.

(ii) Prior to the Effective Time, the Company shall take all action necessary to effect the transactions anticipated by this Section 1.6(d) under all Company Option and Company Warrant agreements, and any other plan or arrangement of the Company (whether written or oral, formal or informal) related to the acquisition of Company Common Stock, including but not limited to amendments to such agreements, plans or arrangements that are conditioned upon the Closing.

(iii) Parent shall be responsible for the payment of all employer obligations, including, but not limited to amounts to be contributed by the Company under FICA (as defined in Section 2.10(b)) or similar requirements of non-U.S. jurisdictions, arising in connection with the payment of cash to holders of Company Options pursuant to this Section 1.6.

(e) Capital Stock of Merger Sub. Each share of capital stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

(f) Withholding Taxes. Notwithstanding any other provision in this Agreement to the contrary, Parent, the Company, Merger Sub, and the Exchange Agent shall have the right to deduct and withhold Taxes (as defined in Section 2.10(a)) from any payments to be made hereunder if such withholding is required by law, and to request any necessary Tax forms, including Form W-9 or the appropriate series of Form W-8, as applicable, or any similar information, from the Company Holders. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Company Holder or other recipient of payments in respect of which such deduction and withholding was made.

1.7 Dissenting Shares.

(a) Notwithstanding any other provisions of this Agreement to the contrary, any shares of Company Capital Stock held by a Stockholder who has not effectively withdrawn or lost such holder’s appraisal rights under Massachusetts Law (collectively, the “Dissenting Shares”), shall not be converted into or represent a right to receive the applicable consideration for Company Capital Stock set forth in Section 1.6 hereof, but the holder thereof shall only be entitled to such rights as are provided by Massachusetts Law.

(b) Notwithstanding the provisions of Section 1.7(a) hereof, if any holder of Dissenting Shares shall effectively withdraw or lose (through failure to perfect or otherwise) such Stockholder’s appraisal rights under Massachusetts Law, then, as of the later of the Effective Time and the occurrence of such event, such holder’s shares shall automatically be converted into and represent only the right to receive the consideration for Company Capital Stock, as applicable, set forth in Section 1.6 hereof, without interest thereon, and subject to the provisions of Section 7.3 hereof, upon surrender of the certificate representing such shares.

(c) The Company shall deliver notices to the Stockholders as required by Section 13.20 of Massachusetts Law in full compliance with the notice requirements of such section. The Company shall give Parent (i) prompt notice of any written demand for appraisal received by the Company pursuant to the applicable provisions of Massachusetts Law, and (ii) the opportunity to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of Parent, make any payment with respect to any such demands or offer to settle or settle any such demands. Notwithstanding the foregoing, to the extent that Parent or the Company (i) makes any payment or payments in respect of any Dissenting Shares in excess of the consideration that otherwise would have been payable in respect of such shares in accordance with this Agreement or (ii) incurs any other costs or expenses, (including specifically, but without limitation, attorneys’ fees, costs and expenses in connection with any action or proceeding or in connection with any investigation) in respect of any Dissenting Shares (excluding payments for such shares) (together “Dissenting Share Payments”), Parent shall be entitled to recover under the terms of Article VII hereof the amount of such Dissenting Share Payments.

1.8 Surrender of Certificates.

(a) Exchange Agent. The Secretary of Parent, or an institution selected by Parent, shall serve as the exchange agent (the “Exchange Agent”) for the Merger.

(b) Parent to Provide Cash. At the Effective Time, Parent shall deposit with the Exchange Agent cash in an amount equal to the Aggregate Merger Consideration, less the Escrow Amount.

(c) Exchange Procedures.

(i) At the Closing, the Stockholders will surrender the certificates representing their shares of Company Capital Stock (the “Company Stock Certificates”) to the

Exchange Agent for cancellation. Upon surrender of Company Stock Certificates for cancellation. to the Exchange Agent, or such other agent or agents as may be appointed by Parent, subject to the terms of Section 1.8(d) hereof, the Company Stock Certificate so surrendered shall be cancelled and the Exchange Agent shall pay on the Closing Date (by check or wire transfer as directed by each Stockholder in writing delivered to the Exchange Agent as soon as practicable prior to the Closing Date) to the Stockholder who surrendered such Company Stock Certificate an amount of cash equal to the Per Share Merger Consideration multiplied by the number of shares of Company Capital Stock represented by the Company Stock Certificate so surrendered, less the Pro Rata Portion of the Escrow Amount attributable to such Stockholder. Until so surrendered, each Company Stock Certificate outstanding after the Effective Time will be deemed, for all corporate purposes thereafter, to evidence only the right to receive the cash amounts payable in exchange for shares of Company Capital Stock (without interest) into which such shares of Company Capital Stock shall have been so converted. No consideration will be paid to, or delivered on behalf of the holder of any unsurrendered Company Stock Certificate with respect to shares of Company Common Stock formerly represented thereby until the holder of record of such Company Stock Certificate shall surrender such Company Stock Certificate pursuant hereto.

(ii) As soon as practicable prior to the Closing, the Company shall deliver to each holder of Company Options and Company Warrants as set forth on the Spreadsheet (as defined in Section 5.15) an Option Holder Election. At the Closing or thereafter, upon delivery by such holder of an Option Holder Election to the Exchange Agent, or such other agent or agents as may be appointed by Parent, duly completed and validly executed in accordance with the instructions thereto, subject to the terms of Section 1.8(d), the Exchange Agent shall promptly pay (by check) to such holder an amount of cash calculated in accordance with the terms of Section 1.6(d), less the Pro Rata Portion of the Escrow Amount attributable to such Company Holder. No consideration will be paid to, or delivered on behalf of the holder of any Company Option or Company Warrant until the holder of record of such Company Option or Company Warrant shall deliver such Option Holder Election pursuant hereto.

(d) Transfers of Ownership. If any cash amounts are to be disbursed pursuant to this Section 1.8 to a person other than the person or entity whose name is reflected on the Company Stock Certificate surrendered in exchange therefore, it will be a condition of the payment or delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other taxes required by reason of the payment of cash amounts in exchange of Company Capital Stock (without interest) to other than that of the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such tax has been paid or is not payable.

(e) Exchange Agent to Return Cash Consideration. At any time following the last day of the sixth (6th) month following the Effective Time, Parent shall be entitled to require the Exchange Agent to deliver to Parent or its designated successor or assign all cash amounts that have been deposited with the Exchange Agent pursuant to Section 1.8(b), and any and all interest thereon or other income or proceeds thereof, not disbursed to Company Holders pursuant to Section 1.8(c), and thereafter Company Holders shall be entitled to look only to Parent (subject to the terms of Section 1.8(f)) only as general creditors thereof with respect to any and all cash amounts that may be payable to such Holders pursuant to this Section 1.8 upon the due surrender of the documents set forth in Section 1.8(c).

(f) No Liability. Notwithstanding anything to the contrary in this Section 1.8, neither the Exchange Agent, the Surviving Corporation, nor any party hereto shall be liable to a Company Holder for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

1.9 No Further Ownership Rights in Company Capital Stock. The cash amounts paid or delivered in respect of the surrender for exchange of shares of Company Capital Stock, Company Options or Company Warrants in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to such shares of Company Capital Stock, Company Options or Company Warrants and there shall be no further registration of transfers on the records of the Surviving Corporation of such securities which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Company Stock Certificates, Company Options or Company Warrants are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article I.

1.10 Lost, Stolen or Destroyed Certificates. In the event any Company Stock Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall pay or deliver in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 1.8; provided, however, that Parent may, in its discretion and as a condition precedent to the payment or delivery thereof, require the Stockholder who is the owner of such lost, stolen or destroyed certificates to either (i) deliver a bond in such customary amount as it may reasonably direct or (ii) provide an indemnification agreement in a form and substance acceptable to Parent, against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed.

1.11 Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and the Related Agreements and to vest the Surviving Corporation with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, Merger Sub, and the officers and directors of the Company, Parent and Merger Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to Parent and Merger Sub, subject to such exceptions as are specifically disclosed in writing in the Company Disclosure Schedule (referencing the appropriate section and paragraph numbers) supplied by the Company to Parent (the “Company

Disclosure Schedule”) and dated as of the date hereof or as expressly contemplated by this Agreement and the transactions contemplated hereby, on the date hereof and as of the Effective Time, as though made at the Effective Time, as follows:

2.1 Organization of the Company. The Company and each of its Subsidiaries is a corporation or other organization duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. The Company and each of its Subsidiaries has the corporate power and authority to own, lease and operate its properties and to carry on its and each of its Subsidiaries business, as currently conducted and as currently contemplated to be conducted. The Company and each of its Subsidiaries is duly qualified or licensed to do business and in good standing as a foreign corporation in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so qualified or in good standing would not have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries has agreed or is obligated to make, or is bound by any agreement, as in effect as of the date hereof or as may hereinafter be in effect under which agreement it may become obligated to make, any future investment in or capital contribution to any other entity. Neither the Company nor any of its Subsidiaries has, at any time, been a general partner of any general partnership, limited partnership or other similar entity. The Company has delivered to Parent (i) a true and complete copy of the articles of organization and bylaws of the Company, each as amended as of the date hereof (collectively, the “Company Charter Documents”) and (ii) the articles of organization and bylaws, or like organizational documents of each of its Subsidiaries, each as amended to date (collectively, the “Subsidiary Charter Documents”). The Company is not in material violation of any of the provisions of the Company Charter Documents and each Subsidiary is not in material violation of its respective Subsidiary Charter Documents. Section 2.1 of the Company Disclosure Schedule sets forth a list of the directors and officers of the Company and each of its Subsidiaries as of the date hereof. The operations now being conducted by the Company are not now and have never been conducted by the Company under any other name. Section 2.1 of the Company Disclosure Schedule also lists every state or foreign jurisdiction in which the Company or any Subsidiary has employees or facilities or otherwise carries on business.

2.2 Company Capital Structure.

(a) The authorized capital stock of the Company consists only of: 1,000,000 shares of Common Stock, par value $0.01 per share, of which 690,000 shares are issued and outstanding. The Company has no other capital stock authorized, issued or outstanding. The Company Capital Stock is held by the persons with the domicile addresses and in the amounts set forth in Section 2.2(a) of the Company Disclosure Schedule. All outstanding shares of Company Capital Stock are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Company Charter Documents, or any agreement to which the Company is a party or by which it is bound, and have been issued in compliance with federal and state securities laws. Except as set forth on Section 2.2(a) of the Company Disclosure Schedule, all outstanding shares of Company Capital Stock, Company Warrants and Company Options have been issued or repurchased (in the case of shares that were outstanding and repurchased by the Company or any stockholder of the Company) in compliance with all applicable federal, state, foreign, or local statutes, laws, rules, or regulations, including federal and state securities laws. There are no declared or accrued but unpaid dividends with respect to any shares of Company Capital Stock.

(b) The Company has reserved 300,000 shares of Company Common Stock for issuance to employees and directors of, and consultants to, the Company upon the exercise of options granted under the Plan, of which (i) 243,600 shares are issuable, as of the date hereof, upon the exercise of outstanding, unexercised options granted under the Plan, (ii) no shares have been issued upon the exercise of options granted under the Plan and remain outstanding as of the date hereof, and (iii) 56,400 shares are reserved for future issuance. All Company Options were granted under the Plan and are described in the preceding sentence. The Company has also reserved 9,450 shares of Company Common Stock for issuance upon the exercise of Company Warrants, all of which are issuable as of the date hereof upon the exercise of outstanding, unexercised Company Warrants. Section 2.2(b) of the Company Disclosure Schedule sets forth for each outstanding Company Option and Company Warrant, the name and domicile address of such holder, the number of shares of Company Common Stock issuable upon the exercise of such Company Option or Company Warrant, the exercise price of such Company Option or Company Warrant and the vesting schedule for such Company Option or Company Warrant. Except for the Company Options and Company Warrants, there are no options, warrants, calls, rights, convertible securities, commitments or agreements of any character, written or oral, to which the Company or any of its Subsidiaries is a party or by which the Company is bound obligating the Company to issue, deliver, sell, repurchase or redeem, or cause to be issued, delivered, sold, repurchased or redeemed, any shares of the capital stock of the Company or obligating the Company to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call, right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company or any of its Subsidiaries. Except as set forth in Section 2.2(b) of the Company Disclosure Schedule, there are no voting trusts, proxies, or other agreements or understandings with respect to the voting stock of the Company or any of its Subsidiaries. Except as set forth in Section 2.2(b) of the Company Disclosure Schedule, there are no agreements to which the Company or any of its Subsidiaries is a party relating to the registration, sale or transfer (including agreements relating to rights of first refusal, co-sale rights or “drag-along” rights) of any Company Capital Stock. As a result of the Merger, all Company Options and Company Warrants will terminate and Parent will be the sole record and beneficial holder of all issued and outstanding Company Capital Stock and all rights to acquire or receive any shares of Company Capital Stock, whether or not such shares of Company Capital Stock are outstanding.

(c) The payment terms set forth in Section 1.8 are consistent with the articles of organization of the Company, as amended, as of immediately prior to the Effective Time.

2.3 Subsidiaries. Section 2.3(a) of the Company Disclosure Schedule lists each entity in which the Company or its Subsidiaries owns or has ever owned any shares of capital stock or any interest in, or control over, directly or indirectly, any other corporation, limited liability company, partnership, association, joint venture or other business entity. Section 2.3(b) of the Company Disclosure Schedule lists each corporation, limited liability company, partnership, association, joint venture or other business entity of which the Company owns, directly or indirectly, more than 50% of the stock or other equity interest entitled to vote on the election of the members of the board of directors or similar governing body (each, a “Subsidiary” and collectively, the “Subsidiaries”). All of the shares of capital stock of each Subsidiary are owned of record and beneficially by the Company. All outstanding shares of stock of each Subsidiary are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights created by statute, the Subsidiary Charter Documents, or any agreement to which a Subsidiary is a party or by which it is bound, and have been issued in compliance with federal and state securities laws. There are no options, warrants, calls, rights, commitments or agreements of any character, written or oral, to which a Subsidiary is a party or by which it is bound obligating such Subsidiary to issue, deliver, sell, repurchase or redeem, or cause to be issued, sold, repurchased or redeemed, any shares of the capital stock of such Subsidiary or obligating such Subsidiary to grant, extend, accelerate the vesting of, change the price of, otherwise amend or enter into any such option, warrant, call right, commitment or agreement. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to any Subsidiary.

2.4 Authority. The Company has all requisite power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, subject only to the approval of this Agreement by the Stockholders and the filing and recordation of the Articles of Merger in accordance with Massachusetts Law. The execution and delivery of this Agreement and any Related Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and no further action is required on the part of the Company to authorize the Agreement and any Related Agreements to which it is a party and the transactions contemplated hereby and thereby, subject only to the approval of this Agreement by the Stockholders and the filing and recordation of the Articles of Merger in accordance with Massachusetts Law The only vote required to approve this Agreement by the Stockholders is approval of this Agreement by the holders of two-thirds of the outstanding shares of Company Common Stock. This Agreement and the Merger have been unanimously approved and declared advisable by the Board of Directors of the Company. This Agreement and each of the Related Agreements to which the Company is a party has been duly executed and delivered by the Company and assuming the due authorization, execution and delivery by the other parties hereto and thereto, constitute the valid and binding obligations of the Company enforceable against it in accordance with their respective terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency, and the relief of debtors and rules of law governing specific performance, injunctive relief, or other equitable remedies.

2.5 No Conflict. The execution and delivery by the Company of this Agreement and any Related Agreement to which the Company is a party, and the consummation of the transactions contemplated hereby and thereby, do not, and performance of this Agreement by the Company and any Related Agreement to which the Company is a party will not (i) contravene, conflict with, or result in any violation of or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation, modification or acceleration of any obligation or loss of any benefit under (any such event, a “Conflict”) (A) any provision of the Company Charter

Documents or Subsidiary Charter Documents, (B) any mortgage, indenture, lease, contract, covenant or other agreement, instrument or commitment, permit, concession, franchise or license to which the Company or any of its Subsidiaries or any of their respective properties or assets (whether tangible or intangible, including intellectual property) is subject (each a “Contract” and collectively the “Contracts”), or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties (whether tangible or intangible) or assets, in the case of subsections (B) and (C) hereof, which conflict, violation, breach or default would be material to the Company or any of the Subsidiaries, (ii) cause Parent, the Company or any of its Subsidiaries to become subject to, or to become liable for the payment of, any Tax (as defined in Section 2.10(a) hereof), or (iii) cause any of the assets owned by the Company or any of its Subsidiaries to be reassessed or revalued by any taxing authority or other Governmental Entity (as defined in Section 2.6 hereof). The Company and each of its Subsidiaries are in compliance with and have not breached, violated or defaulted under, or received notice that they have breached, violated or defaulted under, any of the terms or conditions of any Contract, nor does the Company have Knowledge of any event that would constitute such a breach, violation or default with the lapse of time, giving of notice or both, in each case, which breach, violation or default would be material to the Company or any of the Subsidiaries. Each Contract is in full force and effect, and neither the Company nor any of its Subsidiaries is subject to any default thereunder, nor to the Knowledge of the Company, is any party obligated to the Company or any of its Subsidiaries pursuant to any such Contract subject to any default thereunder, in each case, which default would be material to the Company or any of the Subsidiaries. Section 2.5 of the Company Disclosure Schedule sets forth all consents, waivers and approvals under any Contracts required to be obtained thereunder in connection with the consummation of the transactions contemplated hereby and by the Related Agreements, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time so as to preserve all rights of, and benefits to, the Company and its Subsidiaries, as the case may be, under such Contracts from and after the Effective Time. Following the Effective Time, the Surviving Corporation will be permitted to exercise all of its rights under the Contracts without the payment of any additional amounts or consideration other than ongoing fees, royalties or payments which the Company or any of its Subsidiaries, as the case may be, would otherwise be required to pay pursuant to the terms of such Contracts had the transactions contemplated by this Agreement and by the Related Agreements not occurred.

2.6 Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with any court, administrative agency or commission or other federal, state, county, local or other foreign governmental authority, instrumentality, agency or commission, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority (each, a “Governmental Entity”) or any third party, including a party to any Contract with the Company or any of its Subsidiaries (so as not to trigger any Conflict), is required by, or with respect to, the Company or any of its Subsidiaries, in connection with the execution and delivery of this Agreement and any Related Agreement or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws or which, if not obtained or made would not individually or in the aggregate be material to the Company or any of the Subsidiaries and (ii) the filing of the Articles of Merger with the Secretary of the Commonwealth of Massachusetts.

2.7 Financial Statements. The Company has delivered to Parent or its legal counsel true and complete copies of the Company’s (i) unaudited but reviewed balance sheet as of August 31, 2005 and the related consolidated statement of income, cash flow and stockholders’ equity for the twelve (12) month period then ended (the “2005 Year-End Financials”), (ii) unaudited but reviewed balance sheet as of August 31, 2004 and the related consolidated statements of income, cash flow and stockholders’ equity for the twelve (12) month period then ended (the “2004 Year-End Financials”), and (iii) unaudited balance sheet as of November 30, 2005 (the “Balance Sheet Date”), and the related unaudited statement of income, cash flow and stockholders’ equity for the three months then ended (the “Interim Financials”). The 2005 Year End Financials, the 2004 Year End Financials, and the Interim Financials (collectively referred to as the “Financials”) have been prepared in accordance with GAAP consistently applied on a consistent basis throughout the periods indicated and consistent with each other (except that the Interim Financials do not contain footnotes and other presentation items that may be required by GAAP). The Financials present fairly the Company’s consolidated financial condition, operating results and cash flows as of the dates and during the periods indicated therein, subject in the case of the Interim Financials to normal year-end adjustments, which are not material in amount or significance in any individual case or in the aggregate. The Company’s unaudited consolidated balance sheet as of the Balance Sheet Date is referred to hereinafter as the “Current Balance Sheet.”

2.8 No Undisclosed Liabilities. Neither the Company nor any of its Subsidiaries has any liability, Indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP), which individually or in the aggregate (i) has not been reflected or reserved against in the Current Balance Sheet or (ii) has not been incurred in the ordinary course of business consistent with past practices since the Balance Sheet Date.

2.9 No Changes. Except as set forth in Section 2.9 of the Company Disclosure Schedule or as contemplated by this Agreement or the Related Agreements, since the Balance Sheet Date, there has not been, occurred or arisen any:

(a) transaction by the Company or any of its Subsidiaries except in the ordinary course of business as conducted on that date and consistent with past practices;

(b) amendments or changes to any of the Company Charter Documents or Subsidiary Charter Documents;

(c) capital expenditure or commitment by the Company or any of its Subsidiaries exceeding $30,000 individually or $70,000 in the aggregate;

(d) payment, discharge or satisfaction, in any amount in excess of $30,000 individually or $70,000 in the aggregate, of any claim, liability or obligation (absolute, accrued,

asserted or unasserted, contingent or otherwise of the Company or any of its Subsidiaries), other than payments, discharges or satisfactions in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet;

(e) destruction of, damage to, or loss of any material assets (whether tangible or intangible), material business or material customer of the Company or any of its Subsidiaries (whether or not covered by insurance);

(f) employment dispute, including but not limited to, claims or matters raised by any individuals or any workers’ representative organization, bargaining unit or union regarding labor trouble or claim of wrongful discharge or other unlawful employment or labor practice or action with respect to the Company or any of its Subsidiaries;

(g) change in accounting methods or practices (including any change in depreciation or amortization policies or rates) by the Company or any of its Subsidiaries other than as required by GAAP;

(h) adoption of or change in any material election in respect of Taxes, adoption or change in any accounting method in respect of Taxes, agreement or settlement of any claim or assessment in respect of Taxes, or extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(i) revaluation by the Company or any of its Subsidiaries of any of its assets (whether tangible or intangible), including without limitation, writing down the value of inventory or writing off notes or accounts receivable;

(j) declaration, setting aside or payment of a dividend on, or other distribution (whether in cash, stock or property) in respect of, any Company Capital Stock, or any split, combination or reclassification in respect of any shares of Company Stock, or any issuance or authorization of any issuance of any other securities in respect of, in lieu of or in substitution for shares of Capital Stock, or any direct or indirect purchase, redemption, or other acquisition by the Company of any shares of Company Capital Stock (or options, warrants or other rights convertible into, exercisable or exchangeable therefor), except for repurchases from employees following their termination pursuant to the terms of their pre-existing stock option or purchase agreements;

(k) increase in the salary or other compensation payable or to become payable by the Company or any of the Subsidiaries to any of their respective officers, directors, employees or advisors, or the declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) by the Company or any of its Subsidiaries of a severance payment, termination payment, bonus or other additional salary or compensation to any such person, except to non-officer level employees in the ordinary course of business as conducted consistent with past practices;

(l) sale, lease, license or other disposition (other than in the ordinary course of business consistent with past practices) of any of the assets (whether tangible or intangible) or properties of the Company or any of its Subsidiaries, including, but not limited to, the sale of any accounts receivable of the Company or any of its Subsidiaries, or any creation of any security interest in such assets or properties;

(m) loan by the Company or any of its Subsidiaries to any person or entity, or purchase by the Company or any of its Subsidiaries of any debt securities of any person or entity;

(n) incurring by the Company or any of its Subsidiaries of any indebtedness, amendment of the terms of any outstanding loan agreement, guaranteeing by the Company or any of its Subsidiaries of any indebtedness, issuance or sale of any debt securities of the Company or any of its Subsidiaries or guaranteeing of any debt securities of others, except for advances to employees for travel and business expenses in the ordinary course of business consistent with past practices;

(o) waiver or release of any right or claim of the Company or any of its Subsidiaries, including any write-off or other compromise of any account receivable of the Company or any of its Subsidiaries;

(p) commencement or settlement of any lawsuit by the Company or any of its Subsidiaries, the commencement, settlement, notice or, to the Knowledge of the Company, threat of any lawsuit or proceeding or other investigation against the Company or any of its Subsidiaries or their affairs, or any reasonable basis for any of the foregoing;

(q) notice of any claim or potential claim of ownership, interest or right by any person other than the Company or any of its Subsidiaries of the Company Intellectual Property Rights (as defined in Section 2.13 hereof) owned by or developed or created by the Company or any of its Subsidiaries or of infringement by the Company or any of its Subsidiaries of any other person’s Intellectual Property (as defined in Section 2.13 hereof);

(r) issuance or sale, or contract or agreement to issue or sell, by the Company or any of its Subsidiaries of any shares of Company Capital Stock or shares of Capital Stock of any of its Subsidiaries or securities convertible into, or exercisable or exchangeable for, shares of Company Capital Stock or shares of Capital Stock of any of its Subsidiaries, or any securities, warrants, options or rights to purchase any of the foregoing, except for issuances of Company Options or Company Warrants reflected on Section 2.2(b) of the Company Disclosure Schedule or Company Capital Stock upon the exercise of Company Options issued under the Plan;

(s) (i) sale or license of any Company Intellectual Property (other than nonexclusive licenses of products to customers in the ordinary course of business consistent with past practices) or execution, modification or amendment of any agreement with respect to the Company Intellectual Property Rights with any person or entity or with respect to the Intellectual Property or Intellectual Property Rights of any person or entity, (ii) purchase or license of any Intellectual Property or Intellectual Property Rights or execution, modification or amendment of any agreement with respect to the Intellectual Property or Intellectual Property Rights of any person or entity, (iii) agreement or modification or amendment of an existing agreement with respect to the development of any Intellectual Property or Intellectual Property Rights with a third party,

(iv) change in pricing or royalties set or charged by the Company or any of its Subsidiaries to its customers or licensees or in pricing or royalties set or charged by persons who have licensed Intellectual Property or Intellectual Property Rights to the Company or any of its Subsidiaries, or (v) abandon, or allow to enter the public domain, any Intellectual Property.

(t) agreement or modification to any agreement pursuant to which any other party was granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any products or technology of the Company or any of its Subsidiaries;

(u) event or condition of any character that has had or is reasonably likely to have a Company Material Adverse Effect;

(v) lease, license, sublease or other occupancy of any Leased Real Property (as defined in Section 2.12(a)) by the Company or any of its Subsidiaries; or

(w) agreement by the Company or any of its Subsidiaries, or any officer or employees on behalf of the Company or any of its Subsidiaries, to do any of the things described in the preceding clauses (a) through (v) of this Section 2.9 (other than negotiations with Parent and its representatives regarding the transactions contemplated by this Agreement and the Related Agreements).

2.10 Tax Matters.

(a) Definition of Taxes. For the purposes of this Agreement, the term “Tax” or, collectively, “Taxes” shall mean (i) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions and liabilities, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes as well as public imposts, fees and social security charges (including but not limited to health, unemployment and pension insurance), together with all interest, penalties and additions imposed with respect to such amounts, (ii) any obligations with respect to any amounts of the type described in clause (i) of this Section 2.10(a) as a result of being a member of an affiliated, consolidated, combined or unitary group for any period (including any arrangement for group or consortium relief or similar arrangement) and (iii) any obligations with respect to any amounts of the type described in clauses (i) or (ii) of this Section 2.10(a) as a result of any express or implied obligation to indemnify any other person or as a result of any obligation under any agreement or arrangement with any other person with respect to such amounts and including any liability for taxes of a predecessor entity.

(b) Tax Returns and Audits.

(i) The Company and each of its Subsidiaries has (x) prepared and timely filed (taking into account any valid extensions of time to file) all required federal, state, local and foreign returns, estimates, information statements and reports (“Returns”) relating to any and all Taxes concerning or attributable to the Company or any of its Subsidiaries or their respective operations and such Returns are true and correct in all material respects and have been completed in accordance with applicable law and (y) timely paid all Taxes required to be paid (whether or not shown on any Return).

(ii) The Company and each of its Subsidiaries has paid or withheld with respect to its Employees and other third parties, all federal, state and foreign income taxes and social security charges and similar fees, Federal Insurance Contribution Act (“FICA”), Federal Unemployment Tax Act (“FUTA”) and other Taxes required to be paid or withheld, and have timely paid such taxes withheld over to the appropriate authorities.

(iii) Neither the Company nor any of its Subsidiaries has been delinquent in the payment of any Tax, nor is there any Tax deficiency outstanding, assessed or proposed against the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries executed any waiver of any statute of limitations on or extending the period for the assessment or collection of any Tax.

(iv) No audit or other examination of any Return of the Company or any of its Subsidiaries is presently in progress, nor has the Company or any of its Subsidiaries been notified of any request for such an audit or other examination.

(v) Neither the Company nor any of its Subsidiaries has any liabilities for unpaid Taxes which have not been accrued or reserved on the Current Balance Sheet, whether asserted or unasserted, contingent or otherwise, and neither the Company nor any of its Subsidiaries has incurred any liability for Taxes since the date of the Current Balance Sheet other than in the ordinary course of business.

(vi) The Company has made available to Parent or its legal counsel, copies of all non-U.S., U.S. federal, state and local income, franchise, payroll and unemployment Tax Returns and all property and sales and use Tax Returns for the Company and its Subsidiaries filed for all periods since its inception.

(vii) There are (and immediately following the Effective Time there will be) no Liens on the assets of the Company or any of its Subsidiaries relating to or attributable to Taxes, other than Liens for Taxes not yet due and payable. Neither the Company nor any of its Subsidiaries has Knowledge of any basis for the assertion of any claim relating or attributable to Taxes which, if adversely determined, would result in any Lien on the assets of the Company or any of its Subsidiaries.

(viii) Neither the Company nor any of its Subsidiaries has (a) ever been a member of an affiliated group (within the meaning of Code §1504(a)) filing a consolidated federal income Tax Return (other than a group the common parent of which was Company), (b) ever been a party to any Tax sharing, indemnification or allocation agreement, nor does the Company or any of the Subsidiaries owe any amount under any such agreement (c) any liability for the Taxes of any person (other than Company or any of the Subsidiaries) under Treasury Regulation § 1.1502-6 (or any similar provision of state, local or foreign law, including any arrangement for group or consortium relief or similar arrangement), as a transferee or successor, by contract or agreement, or otherwise, and (d) ever been a party to any joint venture, partnership or other arrangement that could be treated as a partnership for Tax purposes.

(ix) The Company’s and each of its Subsidiaries’ tax basis in their respective assets for purposes of determining its future amortization, depreciation and other income Tax deductions is accurately reflected on the Company’s and its Subsidiaries’ tax books and records.

(x) Neither the Company nor any of its Subsidiaries has been, at any time, a “United States Real Property Holding Corporation” within the meaning of Section 897(c)(2) of the Code.

(xi) No adjustment relating to any Return filed by the Company or any of its Subsidiaries has been proposed formally or, to the Knowledge of the Company, informally by any tax authority to the Company or any of the Subsidiaries or any representative thereof. No claim has ever been made by an authority in a jurisdiction where neither the Company nor any of the Subsidiaries files Returns that the Company or any of the Subsidiaries is or may be subject to taxation by that jurisdiction.

(xii) Neither the Company nor any of the Subsidiaries has constituted either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

(xiii) Neither the Company nor any of the Subsidiaries has engaged in a reportable transaction within the meaning of Treas. Reg. § 1.6011-4, including a transaction that is the same as or substantially similar to one of the types of transactions that the Internal Revenue Service has determined to be a tax avoidance transaction and identified by notice, regulation, or other form of published guidance as a listed transaction, as set forth in Treas. Reg. § 1.6011-4(b)(2).

(xiv) Neither the Company nor any of the Subsidiaries will be required to include any income or gain or exclude any deduction or loss from Taxable income as a result of (a) any change in method of accounting under Section 481(c) of the Code, (b) closing agreement under Section 7121 of the Code, (c) deferred intercompany gain or excess loss account under Treasury Regulations under Section 1502 of the Code (or in the case of each of (a), (b) and (c), under any similar provision of applicable law), (d) installment sale or open transaction disposition or (e) prepaid amount.

(xv) The Company and each of the Subsidiaries is in full compliance with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order of a territorial or non-U.S. government and the consummation of the transactions contemplated by this Agreement will not have any adverse effect on the continued validity and effectiveness of any such Tax exemption, Tax holiday or other Tax reduction agreement or order.

(xvi) Neither the Company nor any of the Subsidiaries is subject to Tax in any jurisdiction other than its country of incorporation or formation by virtue of having a permanent establishment or other place of business or by virtue of having a source of income in that jurisdiction.

(xvii) The prices for any property or services (or for the use of any property) provided by or to the Company or any of the Subsidiaries are arm’s length prices for purposes of the relevant transfer pricing laws, including Treasury Regulations promulgated under Section 482 of the Code.

(c) Executive Compensation Tax. There is no contract, agreement, plan or arrangement to which the Company or any of its Subsidiaries is a party, including, without limitation, the provisions of this Agreement, covering any Employee or former Employee of the Company or any of its Subsidiaries that, individually or collectively, could give rise to the payment of any amount that would not be deductible pursuant to Sections 280G, 404 or 162(m) of the Code. There is no contract, agreement, plan or arrangement to which the Company is a party or by which it is a party or by which it is bound to compensate my individual for excise taxes paid pursuant to Section 4999 of the Code.

2.11 Restrictions on Business Activities. There is no Contract or contractual provision (including with respect to non-competition, exclusivity, rights of first refusal, most-favored nations clause or otherwise), commitment, judgment, injunction, order or decree to which the Company or any of its Subsidiaries is a party or otherwise binding upon the Company or any of its Subsidiaries which has or may reasonably be expected to have the effect of prohibiting or impairing any business practice of the Company or any of its Subsidiaries, any acquisition of property (tangible or intangible) by the Company or any of its Subsidiaries, the conduct of business by the Company or any of its Subsidiaries, or otherwise limiting the freedom of the Company or any of its Subsidiaries to engage in any line of business or to compete with any person. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries has entered into any agreement under which the Company or any of its Subsidiaries is restricted from selling, licensing, manufacturing or otherwise distributing any of its technology or products or from providing services to customers or potential customers or any class of customers, or pricing such services in its discretion, in any geographic area, during any period of time, or in any segment of the market.

2.12 Title to Properties; Absence of Liens and Encumbrances; Condition of Equipment; Customer Information.

(a) Neither the Company nor any of its Subsidiaries owns any real property, nor has the Company or any of its Subsidiaries ever owned any real property. Section 2.12(a) of the Company Disclosure Schedule sets forth a list of all real property currently leased, subleased or licensed by or from the Company or any of its Subsidiaries or otherwise used or occupied by the Company or any of its Subsidiaries for the operation of their business (the “Leased Real Property”), the name of the lessor, licensor, sublessor, master lessor and/or lessee the date and term of the lease, license, sublease or other occupancy right and each amendment thereto and, with respect to any current lease, license, sublease or other occupancy right the aggregate annual rental payable thereunder.

(b) The Company has provided Parent true, correct and complete copies of all leases, lease guaranties, subleases, agreements for the leasing, use or occupancy of, or otherwise granting a right in or relating to the Leased Real Property, including all amendments, terminations and modifications thereof (“Lease Agreements”); and there are no other Lease Agreements for real property affecting the Leased Real Property or to which Company or any of its Subsidiaries is bound, other than those identified in Section 2.12(a) of the Company Disclosure Schedule. All such Lease Agreements are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing default, no rentals are past due, or event of default (or event which with notice or lapse of time, or both, would constitute a default), except as would not individually or in the aggregate be material to the Company or any of the Subsidiaries. Neither the Company nor any of its Subsidiaries has received any notice of a default, alleged failure to perform, or any offset or counterclaim with respect to any such Lease Agreement, which has not been fully remedied and withdrawn. The Closing will not affect the enforceability against any person of any such Lease Agreement or the rights of the Company or any of its Subsidiaries or the Surviving Corporation to the continued use and possession of the Leased Real Property for the conduct of business as presently conducted. The Company or any of its Subsidiaries currently occupies all of the Leased Real Property for the operation of its business except as set forth in Section 2.12(a) of the Company Disclosure Schedule. There are no other parties occupying, or with a right to occupy, the Leased Real Property, except as set forth in Section 2.12(a) of the Company Disclosure Schedule.

(c) The Leased Real Property is in good operating condition and repair, free from structural, physical and mechanical defects, is maintained in a manner consistent with standards generally followed with respect to similar properties, and is structurally sufficient and otherwise suitable for the conduct of the business as presently conducted. Neither the operation of the Company or any of its Subsidiaries on the Leased Real Property nor, to the Company’s Knowledge, such Leased Real Property, including the improvements thereon, violate in any material respect any applicable building code, zoning requirement or statute relating to such property or operations thereon, and any such non-violation is not dependent on so-called non-conforming use exceptions.

(d) The Company and each of its Subsidiaries has good and valid title to, or, in the case of leased properties and assets, valid leasehold interests in, all of its tangible properties and assets, real, personal and mixed, used or held for use in its business, free and clear of any Liens, except (i) as reflected in the Current Balance Sheet, (ii) Liens for Taxes not yet due and payable, (iii) such Liens or other imperfections of title, if any, which do not detract from the value or interfere with the present use of the property subject thereto or affected thereby, or (iv) as would not, individually or in the aggregate, reasonably be expected to be material to the Company or any of the Subsidiaries.

(e) Section 2.12(e) of the Company Disclosure Schedule lists all material items of equipment (the “Equipment”) owned or leased by the Company or any of its Subsidiaries, and such Equipment is, except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and the Subsidiaries, (i) adequate for the conduct of the business of the Company and the Subsidiaries as currently conducted and as currently contemplated to be conducted and (ii) in good operating condition, regularly and properly maintained, subject to normal wear and tear.

(f) The Company and each of its Subsidiaries has sole and exclusive ownership, free and clear of any Liens, of all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers (the “Customer Information”). No person other than the Company or its wholly owned Subsidiaries possesses any claims or rights with respect to use of the Customer Information.

2.13 Intellectual Property.

(a) Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Copyright” shall mean the protection afforded works of authorship under the United Stated Copyright Act of 1976, as amended, and corresponding protection in other countries.

“Intellectual Property” shall mean any or all of the following which embody Intellectual Property Rights: (i) inventions (whether or not patentable), invention disclosures, discoveries, improvements and technology; (ii) works of authorship including, without limitation, computer programs, source code, and executable code, whether embodied in software, firmware or otherwise, architecture, documentation, designs, files, records, and data (iii) proprietary and confidential information, trade secrets, know how and customer lists; (iv) databases, data compilations and collections and technical data; (v) logos, trade names, trade dress, trademarks and service marks; (vi) domain names, web addresses and sites; (vii) tools, methods and processes; (viii) devices, prototypes, schematics, breadboards, netlists, maskworks, test methodologies, verilog files, emulation and simulation reports, test vectors and hardware development tools; and (ix) any and all instantiations of the foregoing in any form and embodied in any media.

“Intellectual Property Rights” shall mean common law and statutory rights throughout the world regarding: (i) Patents; (ii) Copyrights, and mask work rights; (iii) Trademarks, (iv) divisions, continuations, renewals, reissuances and extensions of the foregoing, if applicable, and (v) Trade Secrets.

“Company Intellectual Property Rights” shall mean any and all Intellectual Property and Intellectual Property Rights that are owned by or exclusively licensed to the Company or its Subsidiaries.

“Patents” shall mean all patents and industrial designs, including any continuations, divisionals, continuations-in-part, renewals, reissues and applications for any of the foregoing.

“Registered Intellectual Property” shall mean Intellectual Property Rights owned by the Company or its Subsidiaries and that are registered, filed, certified or otherwise perfected or recorded with or by the Company or any Subsidiary with or by any state, government or other public or quasi-public legal authority throughout the world, including any applications for any of the foregoing.

“Trademark” shall mean all trademarks, service marks, trade names, designs, logos, emblems, signs or insignia, slogans, other similar designations of source or origin and general intangibles of like nature.

“Trade Secret” shall mean information, including a formula, pattern, compilation, program, device, method, technique, or process, that: (i) derives independent economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other Persons who can obtain economic value from its disclosure or use, and (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(b) Section 2.13(b) of the Company Disclosure Schedule lists all Registered Intellectual Property Rights and lists any related proceedings or actions pending as of the date hereof before any court or tribunal (including the United States Patent and Trademark Office or equivalent authority anywhere in the world to which the Company or a Subsidiary is a party (or for which the Company or a Subsidiary has received notice) other than proceedings related to the prosecution of patents and trademarks in the ordinary course.

(c) For each item of Registered Intellectual Property Rights, all necessary registration, maintenance, renewal fees and annuity fees in connection with such Registered Intellectual Property Rights have been paid to the relevant patent, copyright, trademark or other authorities in the United States or foreign jurisdictions, as the case may be, except where the failure to do the foregoing would not prejudice the Company’s and/or Subsidiary’s rights in such Registered Intellectual Property Rights. Schedule 2.13(c) indicates any payment of fees, filing of documents or other actions at such authorities which as a matter of a published schedule or notice must be taken by the Company within 180 days of the date hereof with respect to the particular Registered Intellectual Property Rights registered or filed at the corresponding authority.

(d) To the Company’s Knowledge there are no facts or circumstances that would render any Intellectual Property Rights owned by the Company invalid or unenforceable to the fullest extent allowable by law.

(e) Except as set forth in Section 2.13(e) of the Company Disclosure Schedule, no Person currently has any ownership of, or exclusive right to use, any Intellectual Property Rights owned by the Company. Neither the Company nor any of the Subsidiaries has permitted the Company’s or any of its Subsidiaries’ rights in any Company Intellectual Property Rights to enter into the public domain.

(f) Except as set forth in Section 2.13(f) of the Company Disclosure Schedule, no third Person who has created Intellectual Property or Intellectual Property Rights for the Company or

who licensed Intellectual Property or Intellectual Property Rights to the Company has ownership rights or license rights to improvements made to the original Intellectual Property by the Company,. All Intellectual Property Rights created by Employees of the Company or by third parties for the Company as works made for hire are, and following the Closing will be, fully licensable, transferable and assignable without restriction or payment to any third Person, except as provided by law.

(g) Except as set forth in Section 2.13(g) of the Company Disclosure Schedule, each item of Intellectual Property Rights owned by the Company, including all Registered Intellectual Property Rights listed in Section 2.13(b) of the Company Disclosure Schedule, is owned exclusively by the Company (provided that with respect to Registered Intellectual Property Rights, in those territories in which they are registered)), except to the extent certain uses by third parties are permitted by law and is free and clear of any lien, pledge, mortgage or security interest.

(h) To the extent that any material Intellectual Property or Intellectual Property Rights have been developed or created specifically for the Company by any Person other than the Company or a Subsidiary, the Company has a written agreement with such Person with respect thereto and the Company either (i) has obtained ownership of all Intellectual Property and Intellectual Property Rights relating thereto, or (ii) has obtained a license under Intellectual Property Rights relating thereto sufficient to conduct the business of the Company and the Subsidiaries as presently conducted and the right to transfer the license agreements containing such licenses in connection with the transactions contemplated by this Agreement for the Parent and the Surviving Corporation. Except as set forth in Section 2.13(h) of the Company Disclosure Schedule and except for warranty claims arising in the normal course of business and obligations under support and maintenance agreements between the Company and third parties, to Company’s Knowledge, there is no current reasonable basis for any (nor is there any pending) action, suit, proceeding, hearing, investigation, charge, complaint, claim or demand against the Company giving rise to any liability or obligation for replacement or repair of any of its products or other damages in connection therewith.

(i) None of the Company Intellectual Property Rights is subject to (i) any writ, judgment, decree, injunction, or other order of any Governmental Entity (an “Order”) to which Company or the Subsidiaries is a party and has received written notice or (ii) any action, claim or proceeding before or involving a Governmental Entity to which Company or its Subsidiaries is a party and has received notice that could be reasonably be expected to result in an Order, that in either case restricts the use, transfer or licensing of such Company Intellectual Property Rights by the Company or any Company Subsidiary or in which the validity, use or enforceability of such Company Intellectual Property Rights are being (or has been) challenged or contested.

(j) Section 2.13(j) of the Company Disclosure Schedule lists all material Contracts (including all inbound and outbound licenses material to the business of the Company) to which the Company or any Subsidiary is a party with respect to any Intellectual Property and Intellectual Property Rights excluding only (i) Contracts entered into solely for the purpose of providing the parties to such Contracts with confidentiality and nondisclosure rights and obligations (e.g., non-disclosure agreements), (ii) agreements entered into by the Company or a Subsidiary with customers or vendors in the ordinary course of business, and (iii) licenses regarding Open Source Materials that are listed in Section 2.13(q) of the Company Disclosure Schedule.

(k) Except as set forth in Section 2.13(k) of the Company Disclosure Schedule, under any Contract entered into by Company or otherwise to the Knowledge of the Company (i) no government funding, facilities or resources of a university, college or other educational institution or research center was used in the development of the Intellectual Property Rights owned by the Company, and (ii) no Governmental Entity, university, college or educational institution or research center has any claim or right in or to the Company Intellectual Property Rights.

(l) To the Knowledge of the Company the operation of the business of the Company and each Subsidiary as conducted prior to the date hereof and as presently conducted (including the Company’s and each Subsidiary’s design, development, use, import, manufacture and sale of products, technologies or services) does not, and when conducted in substantially the same manner and same places following the Closing will not, in any respect (i) infringe or misappropriate the Intellectual Property Rights of any person, or (ii) violate any term or provision concerning Intellectual Property Rights of any Contract and to the Knowledge of the Company, except as set forth in Section 2.13(l) of the Company Disclosure Schedule, neither the Company nor any Subsidiary has received written notice from any person claiming that such operation or any act, product, technology or service of the Company or any Subsidiary infringes the Intellectual Property Rights of any person.

(m) The Company has the requisite right, title and interest in, or valid and enforceable rights under Contracts, or as a matter of law, to use all Intellectual Property presently used by Company and Intellectual Property Rights necessary to the conduct of its business as presently conducted and known to the Company and as conducted in substantially the same manner as known to the Company following the Closing, including with respect to the design, development, distribution, marketing, manufacture, use, import, license and sale of its products, and following the Closing Parent and Company and Surviving Corporation shall continue to have all such rights and licenses, subject to the same terms and conditions of such Contracts. No product, technology, operation, or service of the Company or any Subsidiary violates any material laws or regulations in any material respect.

(n) To the Company’s Knowledge, no person is infringing or misappropriating any Intellectual Property Rights owned by the Company.

(o) The Company has taken commercially reasonable steps to protect the Company’s rights in the confidential information and Trade Secrets of the Company and any Subsidiary or provided by any other person to the Company or any Subsidiary subject to a duty of confidentiality. Without limiting the generality of the foregoing, the Company and each Subsidiary has, and enforces, a policy requiring each Employee, consultant and independent contractor involved in the creation of Trade Secrets or confidential information or other inventions, to execute proprietary information, confidentiality and invention assignment agreements substantially in the forms made available to Parent or its counsel, and all current Employees, consultants and independent contractors of the Company and each Subsidiary involved in the creation of material

Intellectual Property Rights for the Company or any Subsidiary have executed such an agreement (or an agreement generally conforming to a predecessor form where the terms of such predecessor form related to confidentiality and the assignment of Intellectual Property Rights are not less protective of Intellectual Property Rights than the analogous terms in the form of agreements made available to Parent or its counsel). Copies of all such agreements with Employees have been provided to Parent or made available to Parent for review.

(p) Except as set forth in Section 2.13(p) of the Company Disclosure Schedule No Contract to which Company or any Subsidiary is a party will, as a result of the Agreement, the Related Agreements nor any transaction contemplated by the Agreement or the Related Agreements, result in (i) Parent granting any right or license with respect to the Intellectual Property Rights or Intellectual Property owned or licensed by Parent to any person, (ii) Parent being bound by any non-compete, exclusivity, “most favored nation” or similar type favorable pricing covenant, covenant not to sue or assert, territorial restriction, obligation to supply, purchase, or market, or right of first refusal or negotiation or (iii) Parent or the Surviving Corporation being obligated to pay any royalties or other material amounts to any third party in excess of those payable by any of them, respectively, in the absence of the Agreement or the transactions contemplated hereby.

(q) Section 2.13(q) of the Company Disclosure Schedule sets forth all software or other material that is distributed as “free software,” “open source software” or under a similar licensing or distribution model (including but not limited to the GNU General Public License (“GPL”), GNU Lesser General Public License (“LGPL”) that require, as a condition of use, modification and/or distribution of such software or materials that other software or materials incorporated into, derived from or distributed therewith be (i) disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works or (iii) redistributable at no charge by the Company (“Open Source Materials”) and describes the manner in which, and the specific license under which, such Open Source Materials were used. Except as set forth on Section 2.13(q) of the Company Disclosure Schedule, the Company has not (a) incorporated Open Source Materials into, or combined Open Source Materials with, the Company Intellectual Property Rights or product or (b) distributed licensed or made available to third parties of any Open Source Materials in conjunction with any Company Intellectual Property Rights or product

2.14 Agreements, Contracts and Commitments. Except as set forth in Section 2.14 of the Company Disclosure Schedule (specifying the appropriate paragraph), neither the Company nor any of its Subsidiaries is a party to, nor is it bound by any of the following Contracts which are currently in effect:

(a) any employment or consulting agreement, contract or commitment with any director, officer, employee or individual consultant or salesperson, or consulting or sales agreement, contract, or commitment with a firm or other organization;

(b) any agreement or plan, including, without limitation, any stock option plan, stock appreciation rights plan or stock purchase plan, any of the benefits of which will be increased, or the vesting of benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement;

(c) any fidelity or surety bond or completion bond;

(d) any lease of personal property having a value in excess of $30,000 individually or $70,000 in the aggregate;

(e) any agreement of indemnification or guaranty;

(f) any agreement, contract or commitment relating to capital expenditures and involving future payments in excess of $30,000 individually or $70,000 in the aggregate;

(g) any agreement, contract or commitment relating to the disposition or acquisition of assets or any interest in any business enterprise outside the ordinary course of the Company’s business;

(h) any mortgages, indentures, guarantees, loans or credit agreements, security agreements or other agreements or instruments relating to the borrowing of money or extension of credit;

(i) any purchase order or contract for the purchase of materials involving in excess of $30,000 individually or $70,000 in the aggregate;

(j) any construction contracts;

(k) any dealer, distribution, joint venture, joint marketing or development agreement;

(l) any sales representative, original equipment manufacturer, manufacturing, value added, remarketer, reseller, or independent software vendor, or other agreement for use or distribution of the products, technology or services of the Company or any of its Subsidiaries;

(m) any agreement, contract or commitment containing any covenant limiting in any respect the right of the Company or any of its Subsidiaries to engage in any line of business or to compete with any person or granting any exclusive distribution rights;

(n) any agreement, contract or commitment currently in force to provide (even if contingent on future events) source code to any third party for any product or technology of the Company or any of its Subsidiaries;

(o) any agreement, contract or commitment with Schlumberger Limited or its affiliates; or

(p) any other agreement, contract or commitment that involves $30,000 individually or $70,000 in the aggregate or more and is not cancelable without penalty with thirty (30) days notice.

2.15 Interested Party Transactions. No officer, director or stockholder of the Company or any of its Subsidiaries (nor any ancestor, sibling, descendant or spouse of any of such persons, or any trust, partnership or corporation in which any of such persons has or has had an interest), has or has had, directly or indirectly, (i) an interest in any entity which furnished or sold, or furnishes or sells, services, products, technology or Intellectual Property or Intellectual Property Rights that the Company or any of its Subsidiaries furnishes, uses, licenses or sells, or proposes to furnish or sell, (ii) any interest in any entity that purchases from or sells or furnishes to the Company or any of its Subsidiaries, any goods or services, or (iii) a beneficial interest in any Contract to which the Company or any of its Subsidiaries is a party; provided, however, that ownership of no more than one percent (1%) of the outstanding voting stock of a publicly traded corporation shall not be deemed to be an “interest in any entity” for purposes of this Section 2.15. There are no agreements, contracts, or commitments with regard to contribution or indemnification between or among any of the Stockholders.

2.16 Governmental Authorization. Each material consent, material license, material permit, material approval, material grant or other authorization (i) pursuant to which the Company or any of its Subsidiaries currently operates or holds any interest in any of their respective properties or (ii) which is required for the operation of the Company’s or any of its Subsidiaries’ business as currently conducted or currently contemplated to be conducted or the holding of any such interest (collectively, “Company Authorizations”) has been issued or granted to the Company or any of its Subsidiaries, as the case may be. The Company Authorizations are in full force and effect and constitute all Company Authorizations required to permit the Company and its Subsidiaries to operate or conduct their respective businesses or hold any interest in their respective properties or assets, except as would not reasonably be expected to be material to the Company or the Subsidiaries.

2.17 Litigation. There is no action, suit, claim or proceeding of any nature pending, or to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, their properties (tangible or intangible) or any of their officers or directors, nor to the Knowledge of the Company is there any reasonable basis therefor. There is no investigation or other proceeding pending or, to the Knowledge of the Company, threatened, against the Company or any of its Subsidiaries, any of their respective properties (tangible or intangible) or any of their officers or directors by or before any Governmental Entity, nor to the Knowledge of the Company is there any reasonable basis therefor. No Governmental Entity has at any time challenged or questioned the legal right of the Company or any of its Subsidiaries to conduct their respective operations as presently or previously conducted or as presently contemplated to be conducted.

2.18 Accounts Receivable.

(a) The Company has provided or made available to Parent a list of all accounts receivable of the Company and its Subsidiaries as of the Balance Sheet Date, together with an aging schedule indicating a range of days elapsed since invoice.

(b) All of the accounts receivable of the Company and its Subsidiaries arose in the ordinary course of business, are carried at values determined in accordance with GAAP consistently applied, and are collectible except to the extent of reserves therefor set forth in the Current Balance Sheet or, for receivables arising subsequent to Balance Sheet Date, as reflected on the books and records of the Company (which are prepared in accordance with GAAP consistently applied). No person has any Lien on any accounts receivable of the Company and its Subsidiaries and no request or agreement for deduction or discount has been made with respect to any accounts receivable of the Company and its Subsidiaries.

2.19 Minute Books. The minutes of the Company and its Subsidiaries made available to counsel for Parent contain complete and accurate records in all material respects of all actions taken, and summaries of all meetings held, by the stockholders, the Board of Directors of the Company and its Subsidiaries (and any committees thereof) since the time of incorporation of the Company and each Subsidiary, as the case may be. At the Closing, the minute books of the Company and each Subsidiary will be in the possession of the Company.

2.20 Environmental Matters.

(a) Hazardous Material. Neither the Company nor any of its Subsidiaries has (i) operated any underground storage tanks at any property that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased, or (ii) released any material amount of any substance that has been designated by any Governmental Entity or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a “Hazardous Material”), but excluding office and janitorial supplies properly and safely maintained. To the Company’s Knowledge, no Hazardous Materials are present in, on or under any property, including the land and the improvements, ground water and surface water thereof, that the Company or any of its Subsidiaries has at any time owned, operated, occupied or leased.

(b) Hazardous Materials Activities. Neither the Company nor any of its Subsidiaries has transported, stored, used, manufactured, disposed of, released or exposed their employees or others to Hazardous Materials in violation of any law or in a manner that would result in material liability to the Company or any of its Subsidiaries, nor has the Company or any of its Subsidiaries disposed of, transported, sold, or manufactured any product containing a Hazardous Material (any or all of the foregoing being collectively referred to herein as “Hazardous Materials

Activities”) in violation of any rule, regulation, treaty or statute promulgated by any Governmental Entity to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

(c) Permits. The Company and each of its Subsidiaries currently hold all material environmental approvals, permits, licenses, clearances and consents (the “Environmental Permits”) necessary for the conduct of their Hazardous Material Activities, and other businesses of each of the Company and each of its Subsidiaries as such activities and businesses are currently being conducted and as currently contemplated to be conducted.

(d) Environmental Liabilities. No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending, or to the Knowledge of the Company, threatened, concerning any Environmental Permit, Hazardous Material or any Hazardous Materials Activity of the Company or any of its Subsidiaries. The Company has no Knowledge of any fact or circumstance which could involve the Company or any of its Subsidiaries result in any environmental litigation or liability which could reasonably be expected to impose upon the Company or any of its Subsidiaries any environmental liability.

(e) Reports and Records. The Company and each of its Subsidiaries have delivered to Parent all records in the Company’s or any of its Subsidiary’s possession concerning the Hazardous Materials Activities of the Company and each of its Subsidiaries relating to their business and all environmental audits and environmental assessments of any Leased Real Property conducted at the request of, or otherwise in the possession of the Company or any of its Subsidiaries. The Company and each of its Subsidiaries have complied with all environmental disclosure obligations imposed by applicable law with respect to this transaction.

2.21 Brokers’ and Finders’ Fees; Third Party Expenses. Neither the Company nor any of its Subsidiaries has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions, fees related to investment banking or similar advisory services or any similar charges in connection with the Agreement or any transaction contemplated hereby, other than as set forth on Section 2.21 of the Company Disclosure Schedule, which sets forth the principal terms and conditions of any agreement, written or oral, with respect to such fees. Section 2.21 of the Company Disclosure Schedule sets forth the Company’s current reasonable estimate of all Company Third Party Expenses expected to be incurred by the Company or any of its Subsidiaries in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby.

2.22 Employee Benefit Plans and Compensation.

(a) Definitions. With the exception of the definition of “Affiliate” set forth in Section 2.22(a) below (which definition shall apply only to this Section 2.22(a)), for purposes of this Agreement, the following terms shall have the following respective meanings:

“Affiliate” shall mean any other person or entity under common control with the Company or any of its Subsidiaries within the meaning of Section 414(b), (c), (m) or (o) of the Code and the regulations issued thereunder.

“Company Employee Plan” shall mean any plan, program, policy, practice, contract, agreement or other arrangement providing for compensation, severance, termination pay, deferred compensation, performance awards, stock or stock-related awards, fringe benefits or other employee benefits or remuneration of any kind, whether written, unwritten or otherwise, funded or unfunded, including without limitation, each “employee benefit plan,” within the meaning of Section 3(3) of ERISA which is or has been maintained, contributed to, or required to be contributed to, by the Company, any of its Subsidiaries or any Affiliate for the benefit of any Employee, or with respect to which the Company, any of its Subsidiaries or any Affiliate has or may have any liability or obligation and any International Employee Plan.

“COBRA” shall mean the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“DOL” shall mean the United States Department of Labor.

“Employee” shall mean any current, former or rehired employee, consultant, officer or director of the Company, any of its Subsidiaries or any Affiliate.

“Employee Agreement” shall mean each management, employment, severance, consulting, relocation, repatriation, expatriation, visa, work permit or similar agreement, or contract (including, without limitation, any offer letter or any agreement providing for acceleration of Company Options or Company Unvested Common Stock, or any other agreement providing for compensation or benefits) between the Company, any of its Subsidiaries or any Affiliate and any Employee.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“FMLA” shall mean the Family Medical Leave Act of 1993, as amended.

“HIPAA” shall mean the Health Insurance Portability and Accountability Act of 1996, as amended.

“International Employee Plan” shall mean each Company Employee Plan or Employee Agreement that has been adopted or maintained by the Company, any of its Subsidiaries or any Affiliate, whether formally or informally or with respect to which the Company, any of its Subsidiaries or any Affiliate will or may have any liability with respect to Employees who perform services outside the United States.

“IRS” shall mean the United States Internal Revenue Service.

“PBGC” shall mean the United States Pension Benefit Guaranty Corporation.

“Pension Plan” shall mean each Company Employee Plan that is an “employee pension benefit plan,” within the meaning of Section 3(2) of ERISA.

(b) Schedule. Section 2.22(b)(1) of the Company Disclosure Schedule sets forth a complete and accurate list of each Company Employee Plan and each Employee Agreement. Neither Company nor any of its Subsidiaries has made any plan or commitment to establish any new Company Employee Plan or Employee Agreement, to modify any Company Employee Plan or Employee Agreement (except to the extent required by law or to conform any such Company Employee Plan or Employee Agreement to the requirements of any applicable law, in each case as previously disclosed to Parent in writing, or as required by this Agreement), or to enter into any Company Employee Plan or Employee Agreement, nor does it have any intention or commitment to do any of the foregoing. Section 2.22(b)(2) of the Company Disclosure Schedule sets forth a table setting forth the name, position and salary of each employee of the Company and each Subsidiary.

(c) Documents. The Company and each of its Subsidiaries has provided to Parent: (i) correct and complete copies of all documents embodying each Company Employee Plan and each Employee Agreement including, without limitation, all amendments thereto and written interpretations thereof and all related trust documents; (ii) the three (3) most recent annual reports (Form Series 5500 and all schedules and financial statements attached thereto), if any, required under ERISA or the Code in connection with each Company Employee Plan; (iii) if the Company Employee Plan is funded, the most recent annual and periodic accounting of Company Employee Plan assets; (iv) the most recent summary plan description together with the summary(ies) of material modifications thereto, if any, required under ERISA with respect to each Company Employee Plan; (v) all material written agreements and contracts relating to each Company Employee Plan, including, without limitation, administrative service agreements and group insurance contracts; (vi) all communications material to any Employee or Employees relating to any Company Employee Plan and any proposed Company Employee Plan, in each case, relating to any amendments, terminations, establishments, increases or decreases in benefits, acceleration of payments or vesting schedules or other events which would result in any liability to the Company or any of its Subsidiaries; (vii) all correspondence to or from any governmental agency relating to any Company Employee Plan; (viii) all COBRA forms and related notices; (ix) all policies pertaining to fiduciary liability insurance covering the fiduciaries for each Company Employee Plan; (x) all discrimination tests for each Company Employee Plan for the three (3) most recent plan years; (xi) all registration statements, annual reports (Form 11-K and all attachments thereto) and prospectuses prepared in connection with each Company Employee Plan; and (xii) the most recent IRS determination or opinion letter issued with respect to each Company Employee Plan.

(d) Employee Plan Compliance. The Company and each of its Subsidiaries has performed all obligations required to be performed by it under, is not in default or violation of, and has no Knowledge of any default or violation by any other party to, any Company Employee Plan, and each Company Employee Plan has been established and maintained in accordance with its terms and in compliance with all applicable laws, statutes, orders, rules and regulations, including but not limited to ERISA or the Code. Any Company Employee Plan intended to be qualified under Section 401(a) of the Code and any trust intended to qualify under Section 501(a) of the Code has obtained a favorable determination letter (or opinion letter, if applicable) as to its qualified status under the Code. No “prohibited transaction,” within the meaning of Section 4975 of the Code or Sections 406 and 407 of ERISA, and not otherwise exempt under Section 408 of ERISA, has occurred with respect to any Company Employee Plan. There are no actions, suits or claims pending or, to the Knowledge of the Company, threatened or reasonably anticipated (other than routine claims for benefits) against any Company Employee Plan or against the assets of any Company Employee Plan. Each Company Employee Plan can be amended, terminated or otherwise discontinued after the Effective Time in accordance with its terms, without liability to Parent, the Company, any of its Subsidiaries or any Affiliate (other than ordinary administration expenses). There are no audits, inquiries or proceedings pending or, to the Knowledge of the Company or any Affiliates, threatened by the IRS, DOL, or any other Governmental Entity with respect to any Company Employee Plan. Neither the Company, any of its Subsidiaries nor any Affiliate is subject to any penalty or tax with respect to any Company Employee Plan under Section 402(i) of ERISA or Sections 4975 through 4980 of the Code. The Company and each of its Subsidiaries has made all contributions and other payments required by and due under the terms of each Company Employee Plan.

(e) No Pension Plan. Neither the Company, any of its Subsidiaries nor any Affiliate has ever maintained, established, sponsored, participated in, or contributed to, any Pension Plan that is subject to Title IV of ERISA or Section 412 of the Code.

(f) No Self-Insured Plan. Neither the Company, any of its Subsidiaries nor any Affiliate has ever maintained, established sponsored, participated in or contributed to any self-insured plan that provides benefits to employees (including, without limitation, any such plan pursuant to which a stop-loss policy or contract applies).

(g) Collectively Bargained, Multiemployer and Multiple-Employer Plan. At no time has the Company, any of its Subsidiaries or any Affiliate contributed to or been obligated to contribute to any Multiemployer Plan. Neither the Company, any of its Subsidiaries nor any Affiliate has at any time ever maintained, established, sponsored, participated in or contributed to any multiple employer plan or to any plan described in Section 413 of the Code.

(h) No Post-Employment Obligations. Except as set forth on Section 2.22(h) of the Company Disclosure Schedule, no Company Employee Plan or Employment Arrangement provides, or reflects or represents any liability to provide, retiree life insurance, retiree health or other retiree employee welfare benefits to any person for any reason, except as may be required by COBRA or other applicable statute, and neither the Company nor any of its Subsidiaries has never represented, promised or contracted (whether in oral or written form) to any Employee (either individually or to Employees as a group) or any other person that such Employee(s) or other person would be provided with retiree life insurance, retiree health or other retiree employee welfare benefits, except to the extent required by statute.

(i) COBRA; FMLA; HIPAA. The Company, each Subsidiary and each Affiliate has, prior to the Effective Time, complied with COBRA, FMLA, HIPAA, the Women’s Health and Cancer Rights Act of 1998, the Newborns’ and Mothers’ Health Protection Act of 1996, and any similar provisions of state law applicable to its Employees. Neither the Company nor any of its Subsidiaries has unsatisfied obligations to any Employees or qualified beneficiaries pursuant to COBRA, HIPAA or any state law governing health care coverage or extension.

(j) Effect of Transaction. The execution of this Agreement and the consummation of the transactions contemplated hereby will not (either alone or upon the occurrence of any additional or subsequent events) constitute an event under any Company Employee Plan, Employee Agreement, trust or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits or be deemed a “parachute payment” under Section 280G of the Code with respect to any Employee.

(k) Employment Matters. The Company and each of its Subsidiaries: (i) is in compliance in all material respects with all applicable foreign, federal, state and local laws, rules and regulations respecting employment, employment practices, terms and conditions of employment, termination of employment, employee safety and wages and hours, and in each case, with respect to Employees; (ii) has withheld and reported all amounts required by law or by agreement to be withheld and reported with respect to wages, salaries and other payments to Employees; (iii) is not liable for any arrears of wages, severance pay or any taxes or any penalty for failure to comply with any of the foregoing; and (iv) is not liable for any payment to any trust or other fund governed by or maintained by or on behalf of any governmental authority, with respect to unemployment compensation benefits, social security or other benefits or obligations for Employees (other than routine payments to be made in the normal course of business and consistent with past practice). There are no actions, suits, claims or administrative matters pending, or to the Company’s Knowledge, threatened or reasonably anticipated against the Company, any of its Subsidiaries, or any of their Employees relating to any Employee, Employee Agreement or Company Employee Plan. There are no pending or to the Company’s Knowledge, threatened or reasonably anticipated claims or actions against Company, any of its Subsidiaries, any Company trustee or any trustee of any Subsidiary under any worker’s compensation policy. To the Company’s Knowledge, no employee of the Company or any of its Subsidiaries has violated any employment contract, nondisclosure agreement, non-competition or non-solicitation agreement by which such employee is bound due to such employee being employed by the Company and disclosing to the Company or using Trade Secrets of any other person or entity. The services provided by each of the Company’s, each Subsidiary’s and their Affiliates’ Employees is terminable at the will of the Company and its Affiliates and any such termination would result in no liability to the Company or any Affiliate, except as may be provided by statute or as set forth on Section 2.22(k) of the Company Disclosure Schedule.

(l) Labor. No work stoppage or labor strike against the Company or any of its Subsidiaries is pending, or to the Knowledge of the Company, threatened, or reasonably anticipated. Neither the Company nor any of its Subsidiaries knows of any activities or proceedings of any labor union to organize any Employees. There are no actions, suits, claims, labor disputes or grievances pending or threatened or reasonably anticipated relating to any labor matters involving any Employee, including, without limitation, charges of unfair labor practices. Neither the Company nor any of its Subsidiaries has engaged in any unfair labor practices within the meaning of the National Labor Relations Act. Neither the Company nor any of its Subsidiaries does presently, nor has it been in the past, a party to, or bound by, any collective bargaining agreement or union contract with respect to Employees and no collective bargaining agreement is being negotiated by the Company or any of its Subsidiaries.

(m) No Interference or Conflict. To the Knowledge of the Company, no stockholder, director, officer, Employee or consultant of the Company or any of its Subsidiaries is obligated under any contract or agreement, subject to any judgment, decree, or order of any court or administrative agency that would interfere with such person’s efforts to promote the interests of the Company or any of its Subsidiaries or that would interfere with the Company’s business. Neither the execution nor delivery of this Agreement, nor the carrying on of the Company’s business as presently conducted or proposed to be conducted nor any activity of such officers, directors, Employees or consultants in connection with the carrying on of the Company’s business or any of its Subsidiaries’ businesses as presently conducted or currently proposed to be conducted will, to the Knowledge of the Company, conflict with or result in a breach of the terms, conditions, or provisions of, or constitute a default under, any contract or agreement under which any of such officers, directors, Employees, or consultants is now bound.

(n) International Employee Plan. Neither the Company, any of its Subsidiaries nor any Affiliate currently or has it ever had the obligation to maintain, establish, sponsor, participate in, be bound by or contribute to any International Employee Plan.

2.23 Insurance. Section 2.23 of the Company Disclosure Schedule sets forth a complete and accurate list of all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company, any of its Subsidiaries or any Affiliate (the “Insurance Policies”), including the type of coverage, the carrier, the amount of coverage, the term and the annual premiums of such policies. There is no claim by the Company or any of its Subsidiaries or any Affiliate pending under any of the Insurance Policies as to which coverage has been questioned, denied or disputed or that the Company, any of its Subsidiaries or any Affiliate has a reason to believe will be denied or disputed by the underwriters of such policies or bonds. In addition, there is no pending claim of which its total value (inclusive of defense expenses) will exceed the policy limits. All premiums due and payable under the Insurance Policies have been paid in full (or if installment payments are due, will be paid if incurred prior to the Closing Date) or, if such amounts are not yet due and payable, reserved by the Company on the Current Balance Sheet in accordance with GAAP, and the Company, any of its Subsidiaries and its Affiliates are otherwise in material compliance with the terms of the Insurance Policies. The Insurance Policies are in full force and effect. The Company has no Knowledge or reasonable belief of threatened termination of, or premium increase with respect to, any of the Insurance Policies. None of the Insurance Policies will terminate or lapse (or be affected in any other materially adverse manner) by reason of the execution and delivery of, or consummation of any of the transactions contemplated by, this Agreement. Neither the Company, any of its Subsidiaries nor any affiliate of either has ever maintained, established, sponsored, participated in or contributed to any self-insurance plan.

2.24 Compliance with Laws. The Company and each of its Subsidiaries has complied in all material respects with, is not in material violation of, and has not received any notices of violation with respect to, any foreign, federal, state or local statute, law or regulation.

2.25 Foreign Corrupt Practices Act. Neither the Company nor any of its Subsidiaries (including any of their officers or directors) has taken any action which would cause it to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any rules or regulations thereunder.

2.26 Warranties; Indemnities. Except for the warranties and indemnities contained in those contracts and agreements set forth in Section 2.26 of the Company Disclosure Schedule and warranties implied by law, neither the Company nor any of its Subsidiaries has given any warranties or indemnities relating to products or technology sold or services rendered by the Company or any of its Subsidiaries.

2.27 Spreadsheet. The information contained in the Spreadsheet (as it may updated by the Company prior to the Closing Date) shall be complete and correct as of the Closing Date.

2.28 Complete Copies of Materials. The Company has delivered or made available true and complete copies in all material respects of each document (or summaries of same) that has been requested by Parent or its counsel.

2.29 Disclosure. None of the representations or warranties made by the Company (as modified by the Company Disclosure Schedule) in this Agreement, and none of the statements made in any exhibit, schedule or certificate furnished by the Company pursuant to this Agreement contains, or will contain at the Effective Time, any untrue statement of a material fact, or omits or will omit at the Effective Time to state any material fact necessary in order to make the statements contained herein or therein, in the light of the circumstances under which made, not misleading.

2.30 Information Statement. The information furnished to any Stockholder in connection with the solicitation of such Stockholder’s vote for approval of this Agreement, will not contain, at or prior to the Effective Time, any untrue statement of a material fact and will not omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which made, not misleading.

2.31 Board Approval. The Board of Directors of the Company has, by resolutions duly adopted by unanimous vote at a meeting of all directors duly called and held and not subsequently rescinded or modified in any way (the “Company Board Approval”) has duly (i) determined that the Merger is fair to, and in the best interests of, the Company and its stockholders and declared the Merger to be advisable, (ii) approved this Agreement, and (iii) recommended that the stockholders of the Company approve this Agreement and directed that such matter be submitted to the Company’s stockholders for approval by written consent.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Each of Parent and Merger Sub represents and warrants to the Company on the date hereof and as of the Effective Time, as though made at the Effective Time, as follows:

3.1 Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of California. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. Each of Parent and Merger Sub has the corporate power to own, lease and operate its properties and to carry on its business as now being conducted and as contemplated to be conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a Parent Material Adverse Effect.

3.2 Authority. Each of Parent and Merger Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and any Related Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub and no further action is required on the part of Parent and Merger Sub to authorize this Agreement and any Related Agreement to which it is a party and the transactions contemplated hereby and thereby. This Agreement and any Related Agreements to which Parent and Merger Sub are parties have been duly executed and delivered by Parent and Merger Sub, and, assuming execution and delivery by the Company and other parties thereto, constitute the valid and binding obligations of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with their respective terms, except as such enforceability may be subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

3.3 No Conflict. The execution and delivery by each of Parent and Merger Sub of this Agreement and any Related Agreement to which it is a party, and the consummation of the transactions contemplated hereby and thereby, do not, and performance of this Agreement by Parent and Merger Sub and any Related Agreement to which it is a party will not result in a Conflict with (A) any provision of Parent’s certificate of incorporation or bylaws, or Merger Sub’s articles of organization or bylaws (B) any Contract which Parent or Merger Sub or any of their subsidiaries or any of their respective properties or assets (whether tangible or intangible, including intellectual property) is subject , or (C) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or

Merger Sub or any of their subsidiaries or any of their respective properties (whether tangible or intangible) or assets, in the case of subsections (B) and (C) above, which conflict, violation, breach or default would have a Parent Material Adverse Effect.

3.4 Consents. No consent, notice, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Entity, or any third party is required by or with respect to Parent or Merger Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or Merger Sub is a party or the consummation of the transactions contemplated hereby and thereby, except for (i) such consents, notices, waivers, approvals, orders, authorizations, registrations, declarations and filings as may be required under applicable securities laws, (ii) such notices, consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not, individually or in the aggregate have a Parent Material Adverse Effect, and (iii) the filing of the Articles of Merger with the Secretary of the Commonwealth of Massachusetts.

3.5 Capital Resources. Parent has sufficient capital resources to pay the Aggregate Merger Consideration and to consummate all of the transactions contemplated by this Agreement and the Related Agreements.

3.6 Legal Proceedings. There is no action, suit, claim or proceeding of any nature pending, or to the knowledge of Parent, threatened, against Parent, Merger Sub or any of their subsidiaries, whether in law or equity, or before or by any Governmental Entity, which could materially adversely effect such party’s ability to perform its obligations under this Agreement and the Related Agreements to which it is a party or the consummation of the transactions contemplated hereby and thereby.

3.7 Ownership of Merger Sub; No Prior Activities. Merger Sub is a direct, wholly owned subsidiary of Parent, was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and has engaged in no business activity other than as contemplated by this Agreement. Except for obligations or liabilities incurred in connection with its incorporation and the transactions contemplated by this Agreement, Merger Sub has not and will not have incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1 Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company agrees to cause the Company to conduct the business of Company and its Subsidiaries, except to the extent that Parent shall otherwise consent in writing, in the usual, regular and ordinary course in substantially the same manner as heretofore conducted, to pay the debts and

Taxes of the Company and the Subsidiaries when due (subject to Section 4.1(e)), to pay or perform other obligations when due, and, to the extent consistent with such business, to preserve intact the present business organizations of the Company and its Subsidiaries, keep available the services of the present officers and key employees of the Company and its Subsidiaries and preserve the relationships of the Company and its Subsidiaries with customers, suppliers, distributors, licensors, licensees, and others having business dealings with them, all with the goal of preserving unimpaired the goodwill and ongoing businesses of the Company and its Subsidiaries at the Effective Time. The Company shall promptly notify Parent of any event or occurrence or emergency not in the ordinary course of business of the Company and any material event involving the Company or any of its Subsidiaries that arises during the period from the date of this Agreement and continuing until the earlier of the termination date of this Agreement or the Effective Time. Except as expressly contemplated by this Agreement and the Related Agreements or except as expressly set forth in Section 4.1 of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries shall, without the prior written consent of Parent during the period from the date of this Agreement and continuing until the earlier of the terminating of this Agreement or the Effective Time:

(a) cause or permit any amendments to the Company Charter Documents or any of the Subsidiary Charter Documents;

(b) make any expenditures or enter into any commitment or transaction exceeding $30,000 individually or $70,000 in the aggregate;

(c) pay, discharge, waive or satisfy, in an amount in excess of $30,000 in any one case, or $70,000 in the aggregate, any claim, liability, right or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business of liabilities reflected or reserved against in the Current Balance Sheet;

(d) adopt or change accounting methods or practices (including any change in depreciation or amortization policies) other than as required by GAAP;

(e) make or change any material election in respect of Taxes, adopt or change any accounting method in respect of Taxes, enter into any closing agreement, settle any claim or assessment in respect of Taxes, file any material Return (including any amended Return) or consent to any extension or waiver of the limitation period applicable to any claim or assessment in respect of Taxes;

(f) revalue any of its assets (whether tangible or intangible), including without limitation writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business consistent with past practice;

(g) declare, set aside, or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock, or split, combine or reclassify any Company Capital Stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock, or repurchase, redeem or otherwise acquire, directly or indirectly, any shares of Company Capital Stock (or options, warrants or other rights exercisable therefor), except for repurchases from employees of the Company following the termination of their employment pursuant to the terms of their pre-existing stock option or purchase agreements, true and complete copies of which have been delivered to Parent or its legal counsel;

(h) increase the salary or other compensation payable or to become payable to any officer, director, employee or advisor, or make any declaration, payment or commitment or obligation of any kind for the payment (whether in cash or equity) of a severance payment, termination payment, bonus or other additional salary or compensation to any such person, except in the case of non-officer level employees in the ordinary course of business as conducted consistent with past practices;

(i) sell, lease, license or otherwise dispose of or grant any security interest in any of its properties or assets, including without limitation the sale of any accounts receivable of the Company or any of its Subsidiaries, except properties or assets (whether tangible or intangible) which are not Intellectual Property or Intellectual Property Rights and only in the ordinary course of business and consistent with past practices;

(j) make any loan to any person or entity or purchase debt securities of any person or entity or amend the terms of any outstanding loan agreement;

(k) incur any indebtedness, guarantee any indebtedness of any person or entity or issue or sell any debt securities, guarantee any debt securities of any person or entity;

(l) waive or release any right or claim of the Company or Subsidiary, including any write-off or other compromise of any account receivable of the Company or Subsidiary;

(m) commence or settle any lawsuit, threat of any lawsuit or proceeding or other investigation against the Company or Subsidiary or their affairs;

(n) issue, grant, deliver or sell or authorize or propose the issuance, grant, delivery or sale of, or purchase or propose the purchase of, any Company Capital Stock or any securities convertible into, exercisable or exchangeable for, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue or purchase any such shares or other convertible securities, except for the issuance of Company Common Stock pursuant to the exercise of outstanding Company Options or Company Warrants;

(o) (i) sell, lease, license or transfer to any person or entity any rights to any Company Intellectual Property Rights (other than license of products in the ordinary course of business consistent with past practices) or enter into any agreement or modify any existing agreement with respect to any Company Intellectual Property Rights with any person or entity or with respect to any Intellectual Property or Intellectual Property Rights of any person or entity, (ii) purchase or license any Intellectual Property or Intellectual Property Rights or enter into any agreement or modify any existing agreement with respect to the Intellectual Property of any person or entity, (iii) enter into any agreement or modify any existing agreement with respect to the development of any Intellectual Property or Intellectual Property Rights with a third party, or (iv) change pricing or royalties set or charged by the Company or any of its Subsidiaries to its customers or licensees, or the pricing or royalties set or charged by persons who have licensed Intellectual Property or Intellectual Property Rights to the Company or any of its Subsidiaries, or (v) abandon, or allow to enter the public domain, any Intellectual Property or Intellectual Property Rights;

(p) enter into or amend any Contract pursuant to which any other party is granted marketing, distribution, development, manufacturing or similar rights of any type or scope with respect to any products or technology of the Company or any of its Subsidiaries;

(q) enter into any agreement to purchase or sell any interest in real property, grant any security interest in any real property, enter into any lease, sublease, license or other occupancy agreement with respect to any real property or alter, amend, modify or terminate any of the terms of any Lease Agreements;

(r) amend or otherwise modify (or agree to do so), or violate the terms of, any of the Contracts set forth or described in the Company Disclosure Schedule;

(s) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or equity securities of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to the business of the Company or any of its Subsidiaries’;

(t) grant any severance or termination pay (in cash or otherwise) to any Employee, including any officer, except payments made pursuant to written agreements or arrangements outstanding on the date hereof and disclosed in the Company Disclosure Schedule;

(u) adopt or amend any Company Employee Plan, enter into any employment contract, pay or agree to pay any bonus or special remuneration to any director or Employee, or increase or modify the salaries, wage rates, or other compensation (including, without limitation, any equity-based compensation) of its Employees except payments made pursuant to written agreements outstanding on the date hereof and disclosed in Section 4.1(u) of the Company Disclosure Schedule;

(v) enter into any strategic alliance, affiliate agreement or joint venture, joint marketing or development arrangement or agreement;

(w) except as set forth on Section 4.1(w) of the Company Disclosure Schedule, hire or terminate any Employees, or encourage any Employees to resign from the Company or any of its Subsidiaries;

(x) promote or terminate any employees or change the employment status or titles of any of the employees of the Company or any of its Subsidiaries;

(y) alter, or enter into any commitment to alter, its interest in any Subsidiary, corporation, association, joint venture, partnership or business entity in which the Company directly or indirectly holds any interest;

(z) cancel, amend or renew any insurance policy; or

(aa) take, or agree in writing or otherwise to take, any of the actions described in Sections 4.1(a) through 4.1(z) hereof, or any other action that would (i) prevent the Company from performing, or cause the Company not to perform, its covenants hereunder or (ii) cause or result in any of its respective representations and warranties contained herein being untrue or incorrect.

4.2 No Solicitation. Until the earlier of (i) the Effective Time, or (ii) the date of termination of this Agreement pursuant to the provisions of Section 8.1 hereof, neither the Company nor the Stockholders shall (nor shall the Company permit, as applicable, any of its officers, directors, employees, stockholders, agents, representatives or affiliates to), directly or indirectly, take any of the following actions with any party other than Parent and its designees: (a) solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the business, properties or technologies of the Company and its Subsidiaries, or any amount of the Company Capital Stock or capital stock of any Subsidiary (whether or not outstanding), whether by merger, purchase of assets, tender offer, license or otherwise, or effect any such transaction; (b) disclose any information not customarily disclosed to any person concerning the business, technologies or properties of the Company and its Subsidiaries, or afford to any person or entity access to their respective properties, technologies, books or records, not customarily afforded such access; (c) assist or cooperate with any person to make any proposal to purchase all or any part of the Company Capital Stock or assets of the Company and its Subsidiaries; or (d) enter into any agreement with any person providing for the acquisition of the Company (other than inventory in the ordinary course of business) or any of its Subsidiaries, whether by merger, purchase of assets, license, tender offer or otherwise. The Company shall immediately cease and cause to be terminated any such negotiations, discussion or agreements (other than with Parent) that are the subject matter of clause (a), (b), (c) or (d) above. In the event that the Company or any of the Company’s affiliates shall receive, prior to the Effective Time or the termination of this Agreement in accordance with Section 8.1 hereof, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (a), (c), or (d) above, or any request for disclosure or access as referenced in clause (b) above, the Company shall immediately (x) suspend any discussions with such offeror or party with regard to such offers, proposals, or requests and (y) notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and the specific terms of such offer or proposal, as the case may be, and such other information related thereto as Parent may reasonably request. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.2 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 4.2 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, director, agent, representative, affiliate or Stockholder of the Company shall be deemed to be a breach of this Agreement by the Company.

4.3 Procedures for Requesting Parent Consent. If the Company desires to take an action which would be prohibited pursuant to Section 4.1 of this Agreement without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an e-mail or facsimile to the following individual:

Doug McCutcheon

Telephone: (408) 433-2265

Facsimile: (408) 232-5910

E-mail address: dmccutcheon@nanometrics.com

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Stockholder Approval. Immediately after execution of this Agreement, the Company will deliver to Parent a valid, executed irrevocable written consent from each Person who is a Company Stockholder as of the Effective Time approving this Agreement. Each such written consent shall specify that approval of this Agreement shall constitute approval by the Stockholders of: (A) the escrow and indemnification obligations of the Stockholders set forth in Article VII hereof and the deposit of the Escrow Amount into the Escrow Fund and (B) the appointment of Alain G. Bojarski as Representative, under and as defined in this Agreement.

5.2 Access to Information. Upon reasonable notice, the Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during the period from the date hereof and prior to the earlier of the termination of this Agreement and the Effective Time to (i) all of the properties, books, contracts, commitments and records of the Company and its Subsidiaries, including the Company’s source code, as Parent may reasonably request, (ii) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable law) of the Company and its Subsidiaries as Parent may reasonably request, and (iii) all Employees of the Company and its Subsidiaries as identified by Parent upon reasonable request and during normal working hours. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon reasonable request. No information or knowledge obtained in any investigation pursuant to this Section 5.2 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties to consummate the Merger in accordance with the terms and provisions hereof.

5.3 Confidentiality. Each of the parties hereto hereby agrees that the information obtained in any investigation pursuant to Section 5.2 hereof, or pursuant to the negotiation and execution of this Agreement or the effectuation of the transactions contemplated hereby, shall be governed by the terms of that certain Confidentiality Agreement dated as of February 14, 2006 (the “Confidential Disclosure Agreement”) between the Company and Parent. In this regard, the Company acknowledges that the Parent common stock is publicly traded and that any information obtained during the course of its due diligence could be considered to be material non-public information within the meaning of federal and state securities laws.

5.4 Expenses. Whether or not the Merger is consummated, all fees and expenses incurred in connection with the Merger including, without limitation, all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated hereby (“Third Party Expenses”), shall be the obligation of the respective party incurring such fees and expenses. The Company shall provide Parent with a statement of estimated Third Party Expenses incurred by the Company (“Company Third Party Expenses”) as soon as practicable prior to the Closing Date in form reasonably satisfactory to Parent (the “Statement of Expenses”). Any Company Third Party Expenses in excess of the Company Third Party Expenses reflected on the Statement of Expenses used to reduce the Aggregate Merger Consideration (“Excess Third Party Expenses”), shall be subject to the indemnification provision of Article VII and shall not be limited by or count towards the maximum amount of indemnification provided in Section 7.5. Third Party Expenses shall not be incurred by the Company after the Closing Date without the express prior written consent of Parent.

5.5 Public Disclosure. Neither party shall issue any statement or communication to any third party (other than its agents that are bound by confidentiality restrictions) regarding the subject matter of this Agreement or the transactions contemplated hereby, including, if applicable, the termination of this Agreement and the reasons therefor, without the consent of the other party unless required to do so by applicable law or the rules or regulations of any securities exchange or market quotation system; provided, however, that the Company shall, if practicable, be given notice of such disclosure requirement and the opportunity to comment on the form and substance of such disclosure.

5.6 Consents. At the request of Parent, the Company shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any parties to any Contract as are required thereunder in connection with the Merger or the transactions contemplated by the Related Agreements or for any such Contracts to remain in full force and effect, all of which are listed in Section 2.5 of the Company Disclosure Schedule, so as to preserve all rights of, and benefits to, the Company under such Contract from and after the Effective Time. Such consents, waivers and approvals shall be in a form reasonably acceptable to Parent.

5.7 FIRPTA Compliance. On the Closing Date, the Company shall deliver to Parent a properly executed statement (a “FIRPTA Compliance Certificate”) in a form reasonably acceptable to Parent for purposes of satisfying Parent’s obligations under Treasury Regulation Section 1.1445-2(c)(3).

5.8 Reasonable Efforts. Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated hereby, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the transactions contemplated by this Agreement for the purpose of securing to the parties hereto the benefits contemplated by this Agreement; provided, however, that Parent shall not be required to agree to any divestiture by Parent or the Company or any of Parent’s subsidiaries or affiliates, of shares of capital stock or of any business, assets or property of Parent or the Subsidiaries or affiliates, or of the Company, its affiliates, or the imposition of any material limitation on the ability of any of them to conduct their businesses or to own or exercise control of such assets, properties and stock.

5.9 Notification of Certain Matters. Each of the parties shall give prompt notice to the other parties of: (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate in any material respect at or prior to the Effective Time and (ii) any failure of such party to comply with or satisfy in any material respect any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.9 shall not (a) limit or otherwise affect any remedies available to the party receiving such notice or (b) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by any party pursuant to this Section 5.9, however, shall be deemed to amend or supplement the Company Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

5.10 Additional Documents and Further Assurances. Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be necessary or desirable for effecting completely the consummation of the Merger and the transactions contemplated hereby.

5.11 New Employment Arrangements. After the Effective Time, Surviving Corporation will continue the employment arrangements in place immediately prior to the Effective Time, except with respect to individuals whose employment was terminated by the Company prior to the Effective Time, until such time as Parent, in its sole discretion, amends or terminates such arrangements. It is Parent’s intention that in the event any Company employees are transferred to Parent’s welfare benefit plans, such employees will receive full credit for their service to the Company for purposes of determining eligibility and benefit levels under such benefit plans.

5.12 Certain Payments to Employees. Prior to the Effective Time, the Company shall pay or cause to be paid all amounts that are or will become due, except for such amounts that become due as a result of actions taken by or at the direction of Parent or the Surviving Corporation, to any employee of the Company or any other person as a result of (i) the execution and delivery of this Agreement, (ii) the announcement, pendency or closing of the Merger or (iii) the consummation of any of the other transactions contemplated by this Agreement, whether such amounts are in the nature of severance payments, change of control payments or otherwise.

5.13 Resignation of Officers and Directors. The Company shall obtain the resignations of all officers and directors of the Company and its Subsidiaries, effective as of the Effective Time.

5.14 Release of Liens. The Company shall file as soon as practicable following the Effective Time, all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to effect the release of all Liens.

5.15 Spreadsheet. The Company shall deliver a spreadsheet (the “Spreadsheet”), which spreadsheet shall be certified as complete and correct by the Chief Executive Officer or Chief Financial Officer of the Company as of the Closing and which shall separately list, as of the Closing, (i) all Company Holders and their respective addresses and taxpayer identification numbers, (ii) the number of shares of Company Capital Stock, Company Options or Company Warrants held by such persons, (iii) the respective certificate numbers, (iv) the aggregate amount of Per Share Merger Consideration to be paid to each holder, (v) the amount of aggregate Per Share Merger Consideration to be deposited into the Escrow Fund on behalf of each holder and the resulting Pro Rata Portion for each Company Holder, and (vi) such other information relevant thereto or which the Exchange Agent or Parent may reasonably request. The Company shall deliver the Spreadsheet to Parent as soon as practicable prior to the Closing Date.

5.16 Directors’ and Officers’ Indemnification. Parent and the Surviving Corporation will, pursuant to the provisions of their respective certificates of incorporation (or articles of organization) and by-laws, indemnify and hold harmless the present and former officers and directors of the Company and the Subsidiaries in respect of acts or omissions occurring while such persons are officers and directors to the same or greater extent as is provided under the respective Company Charter Documents and Subsidiary Charter Documents as of the date of this Agreement. Neither Parent nor the Surviving Corporation will amend, repeal or modify such provisions in any manner that would adversely affect the rights thereunder of such persons; provided, that, such indemnification shall be subject to any limitation imposed from time to time under applicable law.

5.17 Release and Non-Competition Agreements. Prior to or concurrent with execution of this Agreement, the individuals set forth in Schedule 5.17 to this Agreement shall have executed and delivered to Parent a Release and Non-Competition Agreement to be effective as of the Effective Time.

5.18 Stockholders. The Company and the Stockholders shall take all action necessary to cause any person who becomes the legal or beneficial owner of Company Capital Stock between the date hereof and the Effective Time to agree to be bound by the obligations hereunder applicable to Stockholders.

5.19 Termination of Credit Facility.

(a) The Company shall terminate the Loan and Security Agreement, dated as of December 16, 2005, between Silicon Valley Bank, a California chartered bank and the Company (the “Credit Facility”) and all arrangements and commitments thereunder. All required fees or penalties in connection therewith shall either be paid by the Company prior to the Effective Time or included in the calculation of Accounts Payable Balance.

(b) The Company shall use commercially reasonable efforts to obtain from Silicon Valley Bank full and unconditional releases of all Liens under the Credit Facility together with all forms and other documents necessary to appropriately update any public record with respect to such releases.

ARTICLE VI

CONDITIONS TO THE MERGER

6.1 Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company and Parent to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a) Stockholder Approval. The Stockholders shall have approved this Agreement, the appointment of the Representative and the deposit of the Escrow Amount into the Escrow Fund by irrevocable unanimous written consent.

(b) No Order. No Governmental Entity shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger.

(c) Certificate of Merger. Prior to the Effective Time and following the satisfaction or waiver of all of the other conditions set forth in this Article VI, the Certificate of Merger shall be accepted for filing with the Secretary of the Commonwealth of Massachusetts.

(d) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any proceeding brought by an administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, seeking any of the foregoing be threatened or pending.

6.2 Additional Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, (any of which may be waived by Parent and Merger Sub in writing, in whole or in part):

(a) Representations, Warranties and Covenants. (i) The representations and warranties of the Company in this Agreement (other than the representations and warranties of the

Company as of a specified date, which shall be true and correct as of such date) shall have been true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth therein) on the date they were made and shall be true and correct on and as of the Closing Date as though such representations and warranties were made on and as of such time; provided, however, that Sections 2.2, 2.4, 2.21, 2.27 and 2.31 shall have been true and correct on the date they were made and shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such time, and (ii) the Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.

(b) Governmental Approval. Approvals from any court, administrative agency, commission, or other federal, state, county, local or other foreign governmental authority, instrumentality, agency, or commission (if any) deemed appropriate or necessary by Parent shall have been obtained.

(c) Litigation. There shall be no action, suit, claim, order, injunction or proceeding of any nature pending, or overtly threatened in any way connected with or arising out of the Merger or the other transactions contemplated by the terms of this Agreement or the Related Agreements.

(d) Third Party Consents. The Company shall have delivered to Parent all necessary consents, waivers and approvals of parties to any Contract (including Lease Agreements) set forth on Schedule 6.2(d) to this Agreement as are required thereunder in connection with the Merger, as reasonably determined by Parent, or for any such Contract to remain in full force and effect without limitation, modification or alteration after the Effective Time.

(e) Absence of Indebtedness; Release of Liens. The Company shall have no obligations in respect of Indebtedness and Parent shall have received from the Company a duly and validly executed copy of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to evidence the release of all Liens.

(f) No Material Adverse Effect. There shall not have occurred any event or condition of any character that has had or is reasonably likely to have a Company Material Adverse Effect.

(g) Legal Opinion. Parent shall have received a legal opinion from legal counsel to the Company, substantially in the form attached hereto as Exhibit C.

(h) Resignation of Officers and Directors. Parent shall have received a written resignation from each of the officers and directors of the Company and its Subsidiaries effective as of the Effective Time.

(i) Certificate of the Company. Parent shall have received a certificate, validly executed by the Chief Executive Officer and Chief Financial Officer of the Company to the effect that, as of the Closing:

(i) all representations and warranties made by the Company in this Agreement (other than the representations and warranties of the Company as of a specified date, which were true and correct as of such date) were true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) on the date they were made and are true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such time; provided, however, that Sections 2.2, 2.4, 2.21, 2.27 and 2.31 shall have been true and correct on the date they were made and shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such time.

(ii) all covenants and obligations under this Agreement to be performed or complied with by the Company on or before the Closing have been so performed or completed with in all material respects; and

(iii) the conditions to the obligations of Parent and Merger Sub set forth in this Section 6.2 have been satisfied (unless otherwise waived in accordance with the terms hereof).

(j) Certificate of Secretary of Company. Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying as to (i) the terms and effectiveness of the Company Charter Documents, (ii) the valid adoption of resolutions of the Board of Directors of the Company (whereby the Merger and the transactions contemplated hereunder were unanimously approved by the Board of Directors), and (iii) that the Stockholders have unanimously approved this Agreement.

(k) Release and Non-Competition Agreements. The Release and Non-Competition Agreements shall have been executed and delivered and be in full force and effect as of the Effective Time.

6.3 Further Condition to Obligations of the Company. The obligations of the Company to consummate and effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions (any of which may be waived by the Company in writing, in whole or in part):

(a) Delivery of Merger Consideration. Parent shall have delivered or caused to be delivered the Aggregate Merger Consideration less the Escrow Amount to the Exchange Agent and the Escrow Amount to the Escrow Agent to an account or accounts designated by the Exchange Agent and Escrow Agent, respectively.

(b) Representations, Warranties and Covenants. (i) The representations and warranties of Parent and Merger Sub in this Agreement (other than the representations and warranties of Parent and Merger Sub as of a specified date, which shall be true and correct as of such date) shall have been true and correct when made and shall be true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such time; provided, however, that Sections 3.2, 3.5 and 3.7 shall have been true and correct on the date they were made and shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such time, and (ii) each of Parent and Merger Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing Date.

(c) Certificate of the Parent and Merger Sub. The Company shall have received a certificate, validly executed by the Chief Executive Officer or Chief Financial Officer of Parent and Merger Sub to the effect that, as of the Closing:

(i) all representations and warranties made by Parent and Merger Sub in this Agreement (other than the representations and warranties of Parent and Merger Sub as of a specified date, which were true and correct as of such date) were true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) on the date they were made and are true and correct in all material respects (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) on and as of the Closing Date as though such representations and warranties were made on and as of such time; provided, however, that Sections 3.2, 3.5 and 3.7 shall have been true and correct on the date they were made and shall be true and correct in all respects on and as of the Closing Date as though such representations and warranties were made on and as of such time; and

(ii) all covenants and obligations under this Agreement to be performed or complied with by Parent or Merger Sub on or before the Closing have been so performed or completed with in all material respects.

(iii) the conditions to the obligations of the Company set forth in this Section 6.3 have been satisfied (unless otherwise waived in accordance with the terms hereof).

(d) Certificate of Secretary of Parent and Merger Sub. Company shall have received a certificate, validly executed by the Secretary of the Parent and Merger Sub, certifying as to (i) the terms and effectiveness of Parent’s and Merger Sub’s certificate of incorporation (or articles of organization) and by-laws, and (ii) the valid adoption of resolutions of the Board of Directors of Parent and Merger Sub (whereby the Merger and the transactions contemplated hereunder were unanimously approved by the Board of Directors of each of Parent and Merger Sub).

ARTICLE VII

SURVIVAL OF REPRESENTATIONS AND WARRANTIES; ESCROW

7.1 Survival of Representations, Warranties and Covenants. The representations, warranties and covenants of the Company in this Agreement, or in any certificate or other instruments delivered pursuant to this Agreement, shall survive for a period of twelve (12) months following the Closing Date (the expiration of such twelve (12) month period, the “Survival Date”). The representations, warranties and covenants of Parent and Merger Sub contained in this Agreement, or in any certificate or other instrument delivered pursuant to this Agreement, shall terminate at the Closing.

7.2 Indemnification. Subject to the limitations set forth in Section 7.5, the Company Holders agree, jointly and severally, to indemnify and hold Parent and its officers, directors, and affiliates, including the Surviving Corporation (the “Indemnified Parties”), harmless against all claims, losses, liabilities, damages, deficiencies, costs and expenses, including reasonable attorneys’ fees and expenses of investigation and defense and diminution in value (hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by the Indemnified Parties from and after the Effective Time, or any of them (including the Surviving Corporation), directly or indirectly, as a result of (i) any breach or inaccuracy of a representation or warranty of the Company contained in this Agreement or in any certificate or other instruments delivered by the Company or the Company Holders pursuant to this Agreement, (ii) any failure by the Company or the Company Holders to perform or comply with any covenant applicable to any of them contained in this Agreement, (iii) any Dissenting Share Payments, (iv) any Excess Third Party Expenses (v) any Accounts Payable Balance Excess, (vi) any Excess Indebtedness (vii) any Company Holder Advanced Expenses (viii) any claim made by any person that such person is or was entitled (by contract or otherwise) to receive any amount or property in such person’s capacity (or asserted capacity) as a holder of equity interest in the Company or contingent equity interests in excess of the consideration set forth in Section 1.6 and by virtue of or as a result of the Merger, other than any claim described in clause (iii) above or, (ix) any Taxes of the Company or any of the Subsidiaries relating or attributable to the matters disclosed in Section 2.10(b)(1) of the Company Disclosure Schedule, except to the extent the income or gain giving rise to such Taxes is permitted to be offset by a carryback of an available net operating loss of the Company from its 2005 taxable year (“Specified Taxes”). The Company Holders shall not have any right of contribution from the Surviving Corporation or Parent with respect to any Loss claimed by an Indemnified Party. All limitations as to “materiality” or “Company Material Adverse Effect” contained in any representation or warranty shall be applicable for purposes of determining whether there has been a breach or inaccuracy of such representation or warranty pursuant to clause (i) of this Section 7.2, but such limitations shall be disregarded and inapplicable for purposes of determining the amount of any Loss in the event of any such breach or inaccuracy.

7.3 Escrow Arrangements.

(a) Escrow Fund. By virtue of this Agreement and as security for the indemnity obligations provided for in Section 7.2 hereof, at the Effective Time, Parent shall deposit with the Escrow Agent with respect to each of the Company Holders, such Company Holder’s Pro Rata Portion of the Escrow Amount without any act of the Company Holders. The Escrow Amount shall be available to compensate the Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Article VII. Promptly after the Closing, the Escrow Amount, without any act of the Company Holders, will be deposited with the Escrow Agent, such deposit of the Escrow Amount to constitute an escrow fund (the “Escrow Fund”) to be governed by the terms set forth herein. The Escrow Agent may execute this Agreement following the date hereof and prior to the Closing, and such later execution, if so executed after the date hereof, shall not affect the binding nature of this Agreement as of the date hereof between the other signatories hereto.

(b) Escrow Period; Distribution upon Termination of Escrow Periods. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at midnight Eastern Time on the date that is twelve (12) months following the Closing Date (the “Escrow Period”); provided, however, that the Escrow Period shall not terminate with respect to any amount which, in the reasonable judgment of Parent, is necessary to satisfy any unsatisfied claims specified in any certificate executed by an officer of Parent (an “Officer’s Certificate”) delivered to the Escrow Agent and the Representative prior to the Escrow Period termination date with respect to facts and circumstances existing prior to the Survival Date. As soon as all such claims have been resolved, the Escrow Agent shall deliver to the Company Holders in accordance with payment instructions provided by the Representative the remaining portion of the Escrow Fund, if any, not required to satisfy such claims. Deliveries of the Escrow Fund (or any portion thereof) to the Company Holders pursuant to this Section 7.3(b) shall be made in proportion to their respective Pro Rata Portion of the remaining Escrow Fund, with the amount delivered to each Company Holder rounded to the nearest whole cent ($0.01).

(c) Protection of Escrow Fund.

(i) The Escrow Agent shall hold and safeguard the Escrow Fund during the Escrow Period, shall treat such fund as a trust fund in accordance with the terms of this Agreement and shall hold and dispose of the Escrow Fund only in accordance with the terms of this Article VII.

(ii) At the written direction of the Representative, the Escrow Amount shall be invested in (A) U.S. Treasury bills with maturities of not more than thirty (30) days or (B) the insured money market account of the Escrow Agent specified on Annex A attached hereto (“IMMA”) (or another nationally recognized banking institution) and any interest paid on such Escrow Amount shall be added to the Escrow Fund and become a part thereof. In the absence of any written investment direction, the Escrow Agent shall invest the Escrow Amount in IMMA. All income earned on the Escrow Amount shall be allocated for tax purposes to each Company Holder in accordance with their Pro Rata Portion of the Escrow Fund and reported to the appropriate taxing authority and to such Company Holder as income to such Company Holder. The Escrow Agent shall not be responsible for any investment losses incurred on the Escrow Amount.

(d) Claims for Indemnification.

(i) Upon receipt by the Escrow Agent at any time on or before the last day of the Escrow Period of an Officer’s Certificate, the Escrow Agent shall, subject to the provisions of Section 7.3(e) and Section 7.3(f) hereof, deliver to Parent, as promptly as practicable, cash held in the Escrow Fund equal to the Losses claimed in such Officer’s Certificate.

(ii) If the Representative does not to object in writing within the 30-day period after delivery by the Parent of the Officer’s Certificate, such failure to so object shall be an irrevocable acknowledgment by the Representative and the Company Holders that the Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Officer’s Certificate.

(e) Objections to Claims against the Escrow Fund. At the time of delivery of any Officer’s Certificate to the Escrow Agent, a duplicate copy of such certificate shall be delivered to the Representative, and for a period of thirty (30) days after such delivery, the Escrow Agent shall make no delivery to Parent of any Escrow Amount pursuant to Section 7.3(d) (other than Agreed-Upon Losses as described below) hereof unless the Escrow Agent shall have received written authorization from the Representative to make such delivery. After the expiration of such thirty (30) day period, the Escrow Agent shall make delivery of an amount from the Escrow Fund in accordance with Section 7.3(d) equal to the amount of Losses claimed in the Officer’s Certificate, provided that no such payment or delivery may be made if the Representative, shall object in a written statement to the claim made in the Officer’s Certificate (an “Objection Notice”), and such Objection Notice shall have been delivered to the Escrow Agent prior to the expiration of such thirty (30) day period.

(f) Resolution of Conflicts; Arbitration.

(i) In case the Representative delivers an Objection Notice in accordance with Section 7.3(e) hereof (other than Agreed-Upon Losses as defined in Section 7.3(f)(v) hereof), the Representative and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Representative and Parent should so agree, a memorandum setting forth such agreement shall be prepared and signed by both parties and, in the case of a claim against the Escrow Fund, shall be furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof.

(ii) If no such agreement can be reached after good faith negotiation prior to thirty (30) days after delivery of an Objection Notice, either Parent or the Representative may demand arbitration of the matter unless the amount of the Loss is at issue in pending litigation with a third party, in which event arbitration shall not be commenced until such amount is ascertained or both parties agree to arbitration, and in either such event the matter shall be settled by arbitration conducted by one arbitrator mutually agreeable to Parent and the Representative. In the event that, within thirty (30) days after submission of any dispute to arbitration, Parent and the Representative cannot mutually agree on one arbitrator, then, within fifteen (15) days after the end of such thirty (30) day period, Parent and the Representative shall each select one arbitrator. The two arbitrators so selected shall select a third arbitrator. If the Representative fails to select an arbitrator during this fifteen (15) day period, then the parties agree that the arbitration will be conducted by one arbitrator selected by Parent.

(iii) Any such arbitration shall be held in Santa Clara County, California under the rules then in effect of the American Arbitration Association. The arbitrator(s) shall determine how all expenses relating to the arbitration shall be paid, including without limitation, the respective expenses of each party, the fees of each arbitrator and the administrative fee of the American Arbitration Association. The arbitrator or arbitrators, as the case may be, shall set a limited time period and establish procedures designed to reduce the cost and time for discovery while allowing the parties an opportunity, adequate in the sole judgment of the arbitrator or majority of the three arbitrators, as the case may be, to discover relevant information from the opposing parties about the subject matter of the dispute. The arbitrator, or a majority of the three arbitrators, as the case may be, shall rule upon motions to compel or limit discovery and shall have the authority to impose sanctions, including attorneys’ fees and costs, to the same extent as a competent court of law or equity, should the arbitrators or a majority of the three arbitrators, as the case may be, determine that discovery was sought without substantial justification or that discovery was refused or objected to without substantial justification. The decision of the arbitrator or a majority of the three arbitrators, as the case may be, as to the validity and amount of any claim in such Officer’s Certificate shall be final, binding, and conclusive upon the parties to this Agreement. Such decision shall be written and shall be supported by written findings of fact and conclusions which shall set forth the award, judgment, decree or order awarded by the arbitrator(s), and the Escrow Agent shall be entitled to rely on, and make distributions from the Escrow Fund in accordance with, the terms of such award, judgment, decree or order as applicable. Within thirty (30) days of a decision of the arbitrator(s) requiring payment by one party to another, such party shall make the payment to such other party.

(iv) Judgment upon any award rendered by the arbitrator(s) may be entered in any court having jurisdiction. The forgoing arbitration provision shall apply to any dispute among the Company Holders and the Indemnified Party under this Article VII hereof, whether relating to claims upon the Escrow Fund or to the other indemnification obligations set forth in this Article VII.

(v) This Section 7.3(f) shall not apply to claims against the Escrow Fund made in respect of (A) any Dissenting Share Payments, (B) any Agent Interpleader Expenses or Agent Indemnification Expenses pursuant to clauses (vi) and (vii) of Section 7.3(h) hereof, (C) any Accounts Payable Balance Excess, (D) any Excess Indebtedness or (E) Company Holder Advanced Expenses (each of (A), (B), (C), (D) and (E) an “Agreed-Upon Loss”). Claims against the Escrow Fund made in respect of any Agreed-Upon Loss shall be resolved in the manner described in Section 7.3(e) above.

(g) Third-Party Claims. In the event Parent becomes aware of a third party claim (other than a claim that is the subject of an Agreed-Upon Loss) (a “Third Party Claim”) which Parent reasonably believes may result in a demand against the Escrow Fund or for other indemnification pursuant to this Article VII, Parent shall notify the Representative of such claim, and the Representative shall be entitled on behalf of the Company Holders, at its expense, to participate in, but not to determine or conduct, the defense of such Third Party Claim. Parent shall have the right in its sole discretion to conduct the defense of, and to settle, any such claim; provided, however, that except with the consent of the Representative, no settlement of any such Third Party Claim with third party claimants shall be determinative of the amount of Losses relating to such matter. In the event that the Representative has consented to any such settlement, the Company

Holders shall have no power or authority to object under any provision of this Article VII to the amount of any Third Party Claim by Parent against the Escrow Fund or against the Company Holders directly, as the case may be, with respect to such settlement. If there is a third-party claim that, if adversely determined would give rise to a right of recovery for Losses hereunder, then any amounts incurred or accrued in defense of such third-party claim, regardless of the outcome of such claim, shall be deemed Losses hereunder. Notwithstanding anything in this Agreement to the contrary, this Section 7.3(g) shall not apply to any third party claim that is the subject of an Agreed-Upon Loss. Claims against the Escrow Fund made in respect of any Agreed-Upon Loss shall be resolved in the manner described in Section 7.3(f)(v) above.

(h) Escrow Agent’s Duties.

(i) The Escrow Agent shall be obligated only for the performance of such duties as are specifically set forth herein, and as set forth in any additional written escrow instructions which the Escrow Agent may receive after the date of this Agreement which are signed by an officer of Parent and the Representative, and may rely and shall be protected in relying or refraining from acting on any instrument reasonably believed to be genuine and to have been signed or presented by the proper party or parties. The Escrow Agent shall not be liable for any act done or omitted hereunder as Escrow Agent while acting in good faith and in the exercise of reasonable judgment, and any act done or omitted pursuant to the advice of legal counsel shall be conclusive evidence of such good faith.

(ii) The Escrow Agent is hereby expressly authorized to disregard any and all warnings given by any of the parties hereto or by any other person, excepting only orders or process of courts of law, and is hereby expressly authorized to comply with and obey orders, judgments or decrees of any court. In case the Escrow Agent obeys or complies with any such order, judgment or decree of any court, the Escrow Agent shall not be liable to any of the parties hereto or to any other person by reason of such compliance, notwithstanding any such order, judgment or decree being subsequently reversed, modified, annulled, set aside, vacated or found to have been entered without jurisdiction.

(iii) The Escrow Agent shall not be liable in any respect on account of the identity, authority or rights of the parties executing or delivering or purporting to execute or deliver this Agreement or any documents or papers deposited or called for hereunder.

(iv) The Escrow Agent shall not be liable for the expiration of any rights under any statute of limitations with respect to this Agreement or any documents deposited with the Escrow Agent.

(v) In performing any duties under this Agreement, the Escrow Agent shall not be liable to any party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (A) any act or failure to act made or omitted in good faith or (B) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow

Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative authority. In addition, the Escrow Agent may consult with legal counsel in connection with performing the Escrow Agent’s duties under this Agreement and shall be fully protected in any act taken, suffered, or permitted by him/her in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement. In no event shall the Escrow Agent be liable for punitive, incidental or consequential damages.

(vi) If any controversy arises between the parties to this Agreement, or with any other party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and the amounts in the Escrow Fund and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent’s discretion, may be required, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for damages. Furthermore, the Escrow Agent may at its option, file an action of interpleader requiring the parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and the amount in the Escrow Fund held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action (the “Agent Interpleader Expenses”) and which the parties agree to pay as follows: fifty percent (50%) to be paid by Parent and fifty percent (50%) to be paid by the Company Holders on the basis of the Company Holders’ respective Pro Rata Portion. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

(vii) The parties and their respective successors and assigns agree jointly and severally to indemnify and hold Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on Escrow Agent or incurred by Escrow Agent in connection with the performance of its duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter, other than those arising out of the negligence or willful misconduct of the Escrow Agent (the “Agent Indemnification Expenses”). Without limiting the generality of the foregoing, Parent and the Company Holders agree among themselves that the liability for any Agent Indemnification Expenses shall be allocated as follows: fifty percent (50%) to be paid by Parent and fifty percent (50%) to be paid by the Company Holders on the basis of the Company Holders’ Pro Rata Portion.

(viii) The Escrow Agent may resign at any time upon giving at least thirty (30) days written notice to the Parent and the Representative; provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: Parent and the Representative shall use their best efforts to mutually agree on a successor escrow agent within thirty (30) days after receiving such notice. If the parties fail to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the State of California or the Commonwealth of Massachusetts. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall, without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. Upon appointment of a successor escrow agent, the Escrow Agent shall be discharged from any further duties and liability under this Agreement.

(i) Fees. All fees of the Escrow Agent for performance of its duties hereunder shall be paid by Parent in accordance with the standard fee schedule of the Escrow Agent. It is understood that the fees and usual charges agreed upon for services of the Escrow Agent shall be considered compensation for ordinary services as contemplated by this Agreement. In the event that the conditions of this Agreement are not promptly fulfilled, or if the Escrow Agent renders any service not provided for in this Agreement but that has been requested by an officer of Parent, or if the parties request a substantial modification of the terms of the Agreement, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to the Escrow Fund or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney’s fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation.

(j) Successor Escrow Agents. Any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity may be transferred, shall be the Escrow Agent under this Escrow Agreement without further act.

(k) Tax reporting Information. Parent and each Company Holder shall provide to the Escrow Agent within 30 days after the execution of this Agreement their certified tax identification numbers on Form W-9 (or Forms W-8 if they are non-U.S. persons) and such other forms and documents as the Escrow Agent may reasonably request (collectively, “Tax Reporting Documentation”). The parties hereto understand that, if such Tax Reporting Documentation is not so certified to the Escrow Agent, the Escrow Agent may be required by the Code to withhold a portion of any interest or other income earned on the Escrow Amount held by the Escrow Agent pursuant to this Agreement.

7.4 Representative.

(a) By virtue of the approval of the Merger and this Agreement by written consent or by having executed and delivered the Option Holder Election, each of the Company Holders shall be deemed to have agreed to appoint Alain G. Bojarski as its agent and attorney-in-fact, as the Representative for and on behalf of the Company Holders to give and receive notices and communications, to authorize payment to any Indemnified Party from the Escrow Fund and directly against the Company Holders in satisfaction of claims by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to, any other claim by any Indemnified Party against any Company Holder or by any such Company Holder against any Indemnified Party or any dispute between any Indemnified Party and any such Company Holder, in each case relating to this Agreement or the transactions contemplated hereby, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by the Company Holders from time to time upon not less than thirty (30) days prior written notice to Parent; provided, however, that the Representative may not be removed unless holders of a two-thirds interest of the Escrow Fund agree to such removal and to the identity of the substituted agent. A vacancy in the position of Representative may be filled by the holders of a majority in interest of the Escrow Fund. No bond shall be required of the Representative, and the Representative shall not receive any compensation for its services. Notices or communications to or from the Representative shall constitute notice to or from the Company Holders.

(b) The Representative shall not be liable for any act done or omitted hereunder as Representative while acting in good faith and in the exercise of reasonable judgment. The Company Holders on whose behalf the Escrow Amount was contributed to the Escrow Fund shall indemnify the Representative and hold the Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Representative and arising out of or in connection with the acceptance or administration of the Representative’s duties hereunder, including the reasonable fees, costs and expenses of any legal counsel or other advisors retained by the Representative (“Representative Expenses”), of which up to $20,000 (the “Company Holder Representative Advance” and together with the Company Holder Accounting Expenses, the “Company Holder Advanced Expenses”) shall be advanced by Parent. The Representative Expenses shall be borne by the Company Holders based on their Pro Rata Portion. A decision, act, consent or instruction of the Representative, including but not limited to an amendment, extension or waiver of this Agreement pursuant to Section 8.3 and Section 8.4 hereof, shall constitute a decision of the Company Holders and shall be final, binding and conclusive upon the Company Holders; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Representative as being the decision, act, consent or instruction of the Company Holders. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with such decision, act, consent or instruction of the Representative.

7.5 Limitations on Indemnification.

(a) Except as set forth in Sections 7.5(b) and 7.5(c), the maximum amount an Indemnified Party may recover from a Company Holder individually pursuant to the indemnity set forth in Section 7.2 hereof for Losses shall be limited to an amount equal to the proceeds paid to such Company Holder out of the Merger Consideration (including the amount deposited into the Escrow Fund on behalf of such Company Holder and the amount of any taxes withheld from any payment made to such Company Holder).

(b) Nothing herein shall limit the liability of the Company for any breach or inaccuracy of any representation, warranty or covenant contained in this Agreement or any Related Agreement if the Merger does not close.

(c) The limitations of Section 7.5(a) shall not apply (i) in the case of fraudulent misrepresentation by the Company or any of the Company Holders, (ii) to any Excess Third Party Expenses, (iii) to any Accounts Payable Balance Excess, (iv) to any Excess Indebtedness, (v) to any Company Holder Advanced Expenses (vi) to any Dissenting Share Payments or (vii) to any Specified Taxes.

(d) No amount shall be payable to the Indemnified Parties under this Article VII for breaches or inaccuracies of representations or warranties of the Company and the Company Holders contained in this Agreement or in any certificate or other instruments delivered by the Company or the Company Holders pursuant to this Agreement unless and until the aggregate amount otherwise payable to the Indemnified Parties under this Article VII for such breaches and inaccuracies exceeds $50,000 (the “Basket”). At such time as the total amount payable to the Indemnified Parties exceeds the Basket, in the aggregate, the Indemnified Parties shall be entitled to be indemnified against all Losses, including the Losses included in the Basket.

(e) Notwithstanding anything to the contrary provided in this Agreement, all claims for indemnification shall be paid out of the Escrow Fund unless the Escrow Fund has been exhausted by prior claims.

ARTICLE VIII

TERMINATION, AMENDMENT AND WAIVER

8.1 Termination. Except as provided in Section 8.2 hereof, this Agreement may be terminated at any time prior to the Effective Time by action taken or authorized by the Board of Directors of the terminating party or parties, and except as provided below:

(a) by unanimous agreement of Parent and the Company;

(b) by either Parent or the Company if irrevocable unanimous stockholder approval shall not have been obtained; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to the Company where the failure to obtain such approval shall have been caused by the action or failure to act of the Company and such action or failure to act constitutes a material breach by the Company of this Agreement.

(c) By either Parent or the Company if the Closing Date shall not have occurred by March 22, 2006; provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement;

(d) by Parent if there shall be a Company Material Adverse Effect;

(e) by Parent or the Company if: (i) there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the Merger or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Closing by any Governmental Entity that would make consummation of the Closing illegal;

(f) by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity, which would: (i) prohibit Parent’s ownership or operation of any portion of the business of the Company or (ii) compel Parent or the Company to dispose of or hold separate all or any portion of the business or assets of the Company or Parent as a result of the Merger;

(g) by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company contained in this Agreement such that the conditions set forth in Section 6.2(a) hereof would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to the Company; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured; or

(h) by the Company if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Parent contained in this Agreement such that the conditions set forth in Section 6.3(b) hereof would not be satisfied and such breach has not been cured within ten (10) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

8.2 Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1 hereof, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent or the Company, or their respective officers, directors or stockholders, if applicable; provided, however, that each party hereto shall remain liable for any breaches of this Agreement prior to its termination; and provided further, however, that, the provisions of Sections 5.3 and 5.4 hereof, Article IX hereof and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VIII.

8.3 Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 8.3, the Company Holders agree that any amendment of this Agreement signed by the Representative shall be binding upon and effective against the Company Holders whether or not they have signed such amendment.

8.4 Extension; Waiver. At any time prior to the Closing, Parent, on the one hand, and the Company and the Representative, on the other hand, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations of the other party hereto, (ii) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (iii) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 8.4, the Company Holders agree that any extension or waiver signed by the Representative shall be binding upon and effective against all Company Holders whether or not they have signed such extension or waiver.

ARTICLE IX

GENERAL PROVISIONS

9.1 Notices. Except as provided in Section 4.3, all notices and other communications hereunder shall be in writing and shall be deemed given (i) on the date of delivery if delivered personally, (ii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) of transmission by telecopy or facsimile, or (iii) on the date of confirmation of receipt (or, the first business day following such receipt if the date is not a business day) if delivered by a nationally recognized courier service. All notices hereunder shall be delivered as set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(a) if to Parent or Merger Sub, to:

Nanometrics Incorporated

1550 Buckeye Drive

Milpitas, California 95035

Attention: Doug McCutcheon

Facsimile No.: (408) 232-5910

with a copy to:

Wilson Sonsini Goodrich & Rosati

Professional Corporation

650 Page Mill Road

Palo Alto, California 94304

Attention: Aaron J. Alter

Facsimile No.: (650) 493-6811

(b) if to the Company or the Representative, to:

Soluris Inc.

45 Winthrop Street

Concord, MA 01742

Attention: Alain G. Bojarski

Facsimile No. (978) 369-0850

with a copy to:

Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C.

One Financial Center

Boston, MA 02111

Attention: Lewis J. Geffen, Esq.

Facsimile No.: (617) 542-2241

If to the Escrow Agent, to:

U.S. Bank National Association

225 Asylum Street – 23rd Floor

Hartford, CT 06103

Attention: Betty Hammer

Facsimile No.: (860) 241-6897

9.2 Interpretation. When a reference is made in this Agreement to Exhibits or Schedules, such reference shall be to an Exhibit or Schedule to this Agreement unless otherwise indicated. When a reference is made in this Agreement to Sections, such reference shall be to a section of this Agreement unless otherwise indicated. For purposes of this Agreement, the words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.3 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

9.4 Entire Agreement; Assignment. This Agreement, the Exhibits and Schedules hereto, the Company Disclosure Schedule, the Confidential Disclosure Agreement, and the documents and instruments and other agreements among the parties hereto as contemplated by or referenced to herein: (i) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (ii) are not intended to confer upon any other person any rights or remedies hereunder, and (iii) shall not be assigned by operation of law or otherwise, except that Parent may assign its rights and delegate its obligations hereunder to its affiliates as long as Parent remains ultimately liable for all of Parent’s obligations hereunder.

9.5 Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.6 Other Remedies. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy.

9.7 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of California, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within Santa Clara County, California in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of California for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

9.8 Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefor, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

9.9 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY AND ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

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IN WITNESS WHEREOF, Parent, Merger Sub, the Company, the Escrow Agent, the Stockholders and the Representative have caused this Agreement to be signed, all as of the date first written above.

NANOMETRICS INCORPORATED

By:	/s/ John D. Heaton
Name:	John D. Heaton
Title:	Chief Executive Officer

SOLURIS INC.

By:	/s/ Alain Bojarski
Name:	Alain Bojarski
Title:	President and Chief Executive Officer

SEQUOIA ACQUISITION CORP.

By:	/s/ John D. Heaton
Name:	John D. Heaton
Title:	President

/s/ Alain G. Bojarski
Alain G. Bojarski

/s/ Neal T. Sullivan
Neal T. Sullivan

/s/ Paul E. Cantrell
Paul E. Cantrell

/s/ Robert G. Ricau
Robert G. Ricau

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER

/s/ Khalil W. Farhat
Khalil W. Farhat

/s/ George M. Combe
George M. Combe

/s/ William J. McCarthy
William J. McCarthy

SOLELY WITH RESPECT TO ARTICLE VII, SECTION 1.6 AND ARTICLE IX:

U.S. BANK NATIONAL ASSOCIATION, as Escrow Agent

By:	/s/ Elizabeth C. Hammer
Name:	Elizabeth C. Hammer
Title:	Vice President

/s/ Alain G. Bojarski
Alain G. Bojarski,
As Representative

SIGNATURE PAGE TO AGREEMENT AND PLAN OF MERGER